Form 10-K405, Exhibit 13
period 1995-12-31
FINANCIAL TRUST CORP
filed 1996-03-26
CIK 702508

A
                                    Year of
                                 Consolidation,
                                 Restructuring
                                 and Continued
                               Strong Performance

                                     LOGO



                               CORPORATE PROFILE


Financial Trust Corp is a Carlisle, Pennsylvania based multibank holding company that operates 4 commercial banks through 47 banking offices located in central Pennsylvania and western Maryland. The Pennsylvania commercial banking subsidiaries are Financial Trust Company (including the Farmers Trust Company and Hanover Divisions), Chambersburg Trust Company and First National Bank and Trust Co. The Maryland banking subsidiary is Washington County National Bank. The Corporation also delivers trust services to its commercial bank markets through Financial Trust Services Company and provides credit life and disability insurance to its subsidiary banks' loan customers through Financial Trust Life Insurance Company.





CONTENTS


 1  Financial Highlights                27  Management's Discussion

 2  Letter to Shareholders              41  Quarterly Results of Operations

 4  Bank Operations                     42  Selected Financial Data

 9  Consolidated Financial Statements   43  Market and Dividend Information

13  Notes to Consolidated Financial     44  Directors and Officers
    Statements

                              FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

For The Year                                   1995         1994  % Increase
-------------------------------------------------------------------------------
   Interest Income                          $82,855      $73,692        12.4%
   ----------------------------------------------------------------------------
   Interest Expense                          34,196       27,679        23.5%
   ----------------------------------------------------------------------------
   Net Interest Income                       48,659       46,013         5.8%
   ----------------------------------------------------------------------------
   Net Income                                18,135       16,429        10.4%
-------------------------------------------------------------------------------
Per Share
-------------------------------------------------------------------------------
   Net Income                                 $2.34        $2.12        10.4%
   ----------------------------------------------------------------------------
   Historical Cash Dividends                   0.94         0.87         8.0%
   ----------------------------------------------------------------------------
   Cash Dividends Restated for Pooling         0.88         0.80        10.0%
   ----------------------------------------------------------------------------
   Stock Price at Year-End (Nasdaq Close)     30.25        28.75         5.2%
   ----------------------------------------------------------------------------
   Book Value at Year-End                     18.17        16.21        12.1%
-------------------------------------------------------------------------------
At Year-End
-------------------------------------------------------------------------------
   Investment Securities                   $316,829     $308,589         2.7%
   ----------------------------------------------------------------------------
   Loans                                    731,150      707,495         3.3%
   ----------------------------------------------------------------------------
   Deposits                                 931,720      898,859         3.7%
   ----------------------------------------------------------------------------
   Assets                                 1,138,437    1,090,576         4.4%
   ----------------------------------------------------------------------------
   Shareholders' Equity                     141,072      125,869        12.1%
-------------------------------------------------------------------------------
Profitability Ratios
-------------------------------------------------------------------------------
   Return on Average Assets                    1.64%        1.53%
   ----------------------------------------------------------------------------
   Return on Average Equity                   13.81%       13.52%
   ----------------------------------------------------------------------------

The acquisition of Washington County National Bank (WCNB) on September 30, 1995 was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements have been restated to include the accounts of WCNB for all periods presented. Cash dividends are presented both as historically paid and as restated for the pooling.


             [GRAPHIC]                                     [GRAPHIC]
In the printed version there is a bar graph.     In the printed version there is
Below are the plot points for this graphic       a bar graph. Below are the plot
showing 6 years of Assets at December 31         points for this graph showing
(5 years of movement)                            6 years of Net Income Per Share


 TOTAL ASSETS AT DECEMBER 31                  NET INCOME PER SHARE FOR YEAR

        (in millions)

     12/31/90      861,183                    1990       $1.65
     12/31/91      918,184                    1991        1.74
     12/31/92      964,917                    1992        1.94
     12/31/93      995,171                    1993        1.85
     12/31/94    1,090,576                    1994        2.12
     12/31/95    1,138,437                    1995        2.34




                        [GRAPHIC]

In the printed version there is a bar graph.
Below are the plot points for this graph showing 6 years of Book Value and Market Value Per Share at December 31
(5 years of movement)

              BOOK VALUE AND MARKET VALUE PER SHARE AT DECEMBER 31

                                           Book Value
                                           Market Value

                   12/31/90       $11.16       $12.95
                   12/31/91        12.31        15.91
                   12/31/92        13.60        23.18
                   12/31/93        14.77        32.44
                   12/31/94        16.21        28.75
                   12/31/95        18.17        30.25

TO OUR SHAREHOLDERS:

     In many ways, 1995 was a remarkable year for the banking industry, for the financial markets, and for Financial Trust Corp.

     The industry achieved record profits for the fourth consecutive year and was thus able to fully recapitalize the Bank Insurance Fund, enabling FDIC premiums to be reduced to record lows. The 1994 Interstate Banking and Branching Act triggered an historic wave of mergers and acquisitions, especially among the largest banks in the country. Computer-driven technology continues to sweep the industry and will dramatically alter the delivery of financial services as the twenty-first century approaches.

     The spectacular stock and bond market rally will be a tough act to follow. The Dow Jones Industrial Average surged more than 33% to over 5,000 at year-end. The combination of slowing economic growth, low inflation, and fiscal restraint caused long-term interest rates to fall steadily throughout the year. This produced total returns for long-term U.S. Treasury bonds almost as high as the stock market, resulting in the third best year ever recorded by the bond market.

     Financial Trust Corp reported record earnings for each quarter of 1995, as we achieved a return on average assets of 1.64% to continue our ranking as one of the nation's top performing multi-bank holding companies. Total assets exceeded $1.1 billion with the September 30 acquisition of Washington County National Bank, headquartered in Williamsport, Maryland. With the restatement of prior periods' financial results to reflect a pooling-of-interests, net income in 1995 increased more than $1.7 million, or 10.4%, to exceed $18.1 million. On a per share basis, net income totaled $2.34, also a 10.4% increase over the restated $2.12 in 1994.

A YEAR OF ACCOMPLISHMENT

     Much effort was dedicated during 1995 to accomplishing the many initiatives begun the year before. The addition of Washington County National Bank made us a multi-state bank holding company with a natural extension of our southcentral Pennsylvania market into western Maryland. Indeed, Washington County's market area has been contiguous to that of our Waynesboro banking subsidiary, First National Bank and Trust Co., for nearly a century, yet only recently was legislation enacted to allow either one to provide banking services across the states' borders.

     In order to realize greater economies of scale and management within our banking subsidiaries, several steps were initiated and completed during the year. Farmers Trust Company's name was changed to Financial Trust Company and, in a corporate reorganization, First Federal Savings Bank was converted to a state chartered commercial bank and subsequently combined with Financial Trust Company. One federal regulator was thus eliminated, as well as several duplicative staff positions. William H. Kiick, formerly President of First Federal, became President of Financial Trust, which now operates 26 banking offices in the eastern half of the holding company's market area.

     Simultaneous with this restructuring, Chambersburg Trust Company acquired the assets and deposits of First Federal's Chambersburg office. This provided an immediate improvement in service to these customers who now have access to better-equipped facilities in seven other locations within the Chambersburg area. Greater cost efficiencies will be realized with the planned closing of this office in the spring of 1996.

     Some important gaps in the Financial Trust Company service area were filled with the establishment of branch offices in Bonneauville, Lisburn Road, and Shippensburg. Drive-up banking facilities were opened at our Corporate Headquarters building in Carlisle along the heavily traveled Ritner Highway. The Shippensburg office is somewhat unique in that it offers "interaffiliate" banking services to a number of Chambersburg Trust Company customers who live or operate businesses in the Shippensburg area.

     Washington County completed the year's service area expansion with the establishment of its Eastern Boulevard office. This branch facility is strategically located in the fastest growing section of Hagerstown, the county's principal metropolitan area.

     A significant enhancement in operating efficiency was realized with the opening of our Corporate Headquarters building. We have now combined at one location all of the centralized administrative services including finance, marketing, compliance, personnel, training, audit, loan review and collection. This is consistent with our philosophy of efficiently providing these services at the holding company level to support the community-based banking offered by each of our subsidiaries.

     We also completed a major renovation and restructuring of our Operations Center during 1995. Our focus continues to be to provide the most efficient operations support possible to our banks so that they may, in turn, provide the highest level of service to their customers. The introduction of 24-hour availability of banking by telephone is a prime example of our commitment to utilize technology to enhance banking services in a cost-efficient manner.

INTRODUCING OUR NEWEST SUBSIDIARY...

FINANCIAL TRUST SERVICES COMPANY

     Perhaps the most significant of all the year's consolidation efforts was that of combining the banks' trust departments into a new subsidiary of the holding company, known as Financial Trust Services Company. In addition to the obvious efficiencies of combined operations, data processing and tax preparation, this structure will facilitate the delivery of trust services to new locations within our market area. By capitalizing on the various strengths of the trust departments that previously operated separately, we will be better able to combine these strengths to market our services more effectively. Dennis
C. Caverly, who is Chairman & CEO of First National Bank and Trust Co. and has an extensive trust background, has assumed the Presidency of this subsidiary to guide it through its infancy.

     In May, 1995, Mr. Caverly replaced Donald E. Bollinger, who retired as Chairman of the Board of First National after a 36-year career with the bank. Mr. Bollinger served the Waynesboro community in a large number of capacities and represented the bank in an exemplary fashion. We thank him for his many years of fine service and congratulate Robert E. Rahal, who was promoted to the position of President. We also recognize Lee R. Hamner, who retired as a director of First National, for his many years of service to that Board.

     We welcome to the Financial Trust Corp Board of Directors, Thomas H. Shank, M.L. Patterson, Jr. and James E. Byron. Mr. Shank serves as Chairman of the Board of Washington County National Bank and Mr. Patterson as President and CEO.

LOOKING AHEAD

      While the year 1996 presents many challenges for the banking industry, for the national and local economies, and for Financial Trust Corp, we remain confident of our ability to perform above the level of most of our peers. We will continue with our philosophy of providing personal community banking within a structure that requires strict expense control and optimization of operating efficiencies.

     Our stated goal is to provide service to our customers that is unmatched by our competition. Our staff of officers and employees remain dedicated to doing whatever it takes to meet that goal.


[PHOTOGRAPH]



Ray L. Wolfe
Chairman and CEO
Financial Trust Corp.

Peter C. Zimmerman
President and COO
Financial Trust Corp.

BANK OPERATIONS

     Financial Trust Corp is organized along simple and functional lines. The holding company is comprised primarily of four community banks and a newly formed trust subsidiary: Financial Trust Company, headquartered in Carlisle; Chambersburg Trust Company; First National Bank and Trust Co., Waynesboro; Washington County National Bank, Williamsport, Maryland; and Financial Trust Services Company.

     The holding company provides support services to the subsidiary banks in the form of data processing, finance, audit, compliance, human resources, marketing and other operations functions. The subsidiary banks are responsible for delivering services to their respective communities.

     Each subsidiary bank has a local board of directors, and all banking decisions affecting their communities are made at the local level. Representatives from each of the subsidiary boards serve on the board of Financial Trust Corp, where they provide broad guidance to the subsidiaries by establishing performance goals, generating market strategies and formulating policy.

     On September 30, 1995, Washington County National Bank became the newest affiliate of Financial Trust Corp. One of the oldest financial institutions in Maryland, Washington County traces its history to the period immediately following the War of 1812 with the incorporation of The Conococheague Bank in 1814. In 1827, the bank was reorganized under the name of the Washington County Bank. Under laws newly in effect in 1865, the bank converted to a national charter.

     In 1951, Washington County acquired The Savings Bank of Williamsport and became the Washington County National Savings Bank. In 1985, Citizens Bank of Keedysville was acquired by merger and the bank officially changed its name to the prior Washington County National Bank.

Financial Trust Company


[PHOTOGRAPH]




William H. Kiick, President & CEO




FINANCIAL TRUST COMPANY

SELECTED FINANCIAL DATA (dollars in thousands)

-----------------------------------------------------------------
At Year End                             1995                 1994
-----------------------------------------------------------------
   Assets                           $614,579             $588,960
   --------------------------------------------------------------
   Loans                             399,540              380,976
   --------------------------------------------------------------
   Deposits and Purchased Funds      536,651              519,843
   --------------------------------------------------------------
Shareholder's Equity                  70,006               63,023
-----------------------------------------------------------------
Net Income                           $10,178               $9,425
-----------------------------------------------------------------
Ratios
-----------------------------------------------------------------
   Return on Average Assets            1.69%                1.66%
   --------------------------------------------------------------
   Return on Average Equity           15.42%               15.36%
   --------------------------------------------------------------
   Equity/Assets                      11.39%               10.70%
   --------------------------------------------------------------


Chambersburg Trust Company


[PHOTOGRAPH]


Peter C. Zimmerman, President & CEO

CHAMBERSBURG TRUST COMPANY

SELECTED FINANCIAL DATA (dollars in thousands)

-----------------------------------------------------------------
At Year End                            1995                  1994
-----------------------------------------------------------------
   Assets                          $197,516              $177,750
   --------------------------------------------------------------
   Loans                            126,456               121,919
   --------------------------------------------------------------
   Deposits and Purchased Funds     174,859               157,076
   --------------------------------------------------------------
   Shareholder's Equity              20,916                19,372
-----------------------------------------------------------------
Net Income                           $2,926                $2,606
-----------------------------------------------------------------
Ratios
-----------------------------------------------------------------
   Return on Average Assets           1.63%                 1.49%
   --------------------------------------------------------------
   Return on Average Equity          14.56%                13.77%
   --------------------------------------------------------------
   Equity/Assets                     10.59%                10.90%
   --------------------------------------------------------------

First National Bank and Trust Co.


[PHOTOGRAPH]

Dennis C. Caverly, Chairman & CEO
and Robert E. Rahal, President

FIRST NATIONAL BANK AND TRUST CO.

SELECTED FINANCIAL DATA (dollars in thousands)

-----------------------------------------------------------------
At Year End                            1995                  1994
-----------------------------------------------------------------
   Assets                          $186,102              $183,067
   --------------------------------------------------------------
   Loans                            118,782               116,377
   --------------------------------------------------------------
   Deposits and Purchased Funds     157,187               156,853
   --------------------------------------------------------------
   Shareholder's Equity              26,424                24,474
-----------------------------------------------------------------
Net Income                           $3,382                $3,158
-----------------------------------------------------------------
Ratios
-----------------------------------------------------------------
   Return on Average Assets           1.83%                 1.72%
   --------------------------------------------------------------
   Return on Average Equity          13.44%                13.23%
   --------------------------------------------------------------
   Equity/Assets                     14.20%                13.37%
   --------------------------------------------------------------


Washington County National Bank


[PHOTOGRAPH]


M. L. Patterson, Jr., President & CEO

WASHINGTON COUNTY NATIONAL BANK

SELECTED FINANCIAL DATA (dollars in thousands)

-----------------------------------------------------------------
At Year End                            1995                  1994
-----------------------------------------------------------------
   Assets                          $138,598              $136,658
   --------------------------------------------------------------
   Loans                             86,372                88,222
   --------------------------------------------------------------
   Deposits and Purchased Funds     125,217               125,389
   --------------------------------------------------------------
   Shareholder's Equity              12,169                10,328
-----------------------------------------------------------------
Net Income                           $1,404                  $881
-----------------------------------------------------------------
Ratios
-----------------------------------------------------------------
   Return on Average Assets           1.03%                 0.63%
   --------------------------------------------------------------
   Return on Average Equity          12.30%                 8.19%
   --------------------------------------------------------------
   Equity/Assets                      8.78%                 7.56%
   --------------------------------------------------------------

Financial Trust Services Company


[PHOTOGRAPH]


Dennis C. Caverly, President

FINANCIAL TRUST SERVICES COMPANY

     For most of this century, our banks in Carlisle, Chambersburg and Waynesboro have operated successful, but separate, trust departments. Recently, we decided there was a more efficient way to conduct our trust business; and so, as of October 2, 1995, we combined the three departments into a subsidiary of Financial Trust Corp called Financial Trust Services Company. During our first quarter of operation we generated revenue of $561,000 and net income of $86,000 despite absorbing necessary startup costs.

     We have been able to combine data processing, the preparation of tax returns and accountings and all other operational functions at one location. Soon, we will be establishing a separate investment department. This consolidation of tasks will lift some of the load from our trust officers and give them more time to serve our clients.

     Financial Trust Services Company will be able to introduce trust services into new areas. Already we are serving both Shippensburg and Hagerstown on a part-time basis. In the future we expect to enter the Hanover and Gettysburg markets. Also, we will increase our penetration in Camp Hill and Mechanicsburg and begin to tap the Dauphin and Lancaster markets.

     We are excited about the future of Financial Trust Services Company and are confident it will remain the dominant trust provider where it is now superior, and become a serious challenger in these new markets.

FINANCIAL TRUST SERVICES COMPANY
TOTAL ASSETS UNDER MANAGEMENT

-------------------------------------------------------------
                                 Book Value      Market Value
-------------------------------------------------------------
December 31, 1994
 Three combined
 departments                   $345,873,000      $423,224,000
-------------------------------------------------------------
December 31, 1995
 Financial Trust
 Services Co.                  $339,582,000      $453,828,000
-------------------------------------------------------------

[GRAPHIC-MAP]



Illustrates the location of the various banking facilities in south-central Pennsylvania and western Maryland.



     Financial Trust Corp Headquarters, Carlisle, PA

     Financial Trust Company:

             6 locations, Carlisle, PA

             3 locations, Mechanicsburg, PA

             3 locations, Hanover, PA

             2 locations, Camp Hill, PA

             2 locations, New Bloomfield, PA

             2 locations, Middletown, PA

             1 location, New Kingstown, PA

             1 location, Mt. Holly Springs, PA

             1 location, Elizabethtown, PA

             1 location, Shermans Dale, PA

             1 location, Gettysburg, PA

             1 location, Dillsburg, PA

             1 location, Bonneauville, PA

             1 location, Shippensburg, PA

    Chambersburg Trust Company:

             7 locations, Chambersburg, PA

             1 location, Greencastle, PA

     First National Bank and Trust Co.:

             2 locations, Waynesboro, PA

             1 location, Blue Ridge Summit, PA

             1 location, Zullinger, PA

    Washington County National Bank:

             3 locations, Hagerstown, MD

             2 locations, Williamsport, MD

             1 location, Clear Spring, MD

             1 location, Keedysville, MD

             1 location, Boonsboro, MD

             1 location, Sharpsburg, MD

                           CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
---------------------------------------------------------------------------------------
December 31                                                       1995        1994
---------------------------------------------------------------------------------------
Assets

  Cash and due from banks                                       $46,864     $36,218
  Federal funds sold                                              3,075       1,643
  Interest bearing bank balances                                    570         237
  Investment securities held-to-maturity
     (Fair values of $0 and
     $249,219 respectively)                                           0     256,133
  Investment securities available-for-sale                      316,829      52,456
  Loans, net of unearned income of
      $39 and $516 respectively                                 731,150     707,495
  Less:  Allowance for loan losses                               11,038      11,268
---------------------------------------------------------------------------------------
        Net Loans                                               720,112     696,227

  Premises and equipment                                         23,610      20,852
  Accrued interest receivable                                     8,676       8,115
  Intangible assets                                               8,595       9,332
  Other assets                                                   10,106       9,363
---------------------------------------------------------------------------------------
        TOTAL ASSETS                                         $1,138,437  $1,090,576
    ===================================================================================
Liabilities

  Deposits:
     Noninterest bearing                                       $111,194     $96,955
     Interest bearing                                           820,526     801,904
---------------------------------------------------------------------------------------
        Total Deposits                                          931,720     898,859
  Short-term borrowings                                          53,530      55,844
  Long-term debt                                                    743         811
  Accrued interest payable                                        2,187       1,526
  Other liabilities                                               9,185       7,667
---------------------------------------------------------------------------------------
        TOTAL LIABILITIES                                       997,365     964,707

Shareholders' Equity

  Common stock, par value $5 per share -
     authorized 16,000,000 shares;
     issued 7,765,443 and 7,765,755 respectively                 38,827      38,829
  Surplus                                                        33,509      33,545
  Unrealized holding gain from
    securities available-for-sale,
    net of taxes                                                  4,845         956
  Retained earnings                                              63,891      52,539
---------------------------------------------------------------------------------------
        TOTAL SHAREHOLDERS' EQUITY                              141,072     125,869
        -------------------------------------------------------------------------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $1,138,437  $1,090,576
=======================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)
---------------------------------------------------------------------------------------------------------
Year Ended December 31                                                 1995        1994      1993
---------------------------------------------------------------------------------------------------------
Interest Income

   Loans, including fees                                          $   64,903   $   56,105   $   55,070
   Investment securities:
      Taxable                                                         12,495       12,166       10,352
      Tax-exempt                                                       4,703        4,517        4,710
   Other                                                                 754          904          516
---------------------------------------------------------------------------------------------------------
                                                                      82,855       73,692       70,648
                                                                 ----------------------------------------
Interest Expense

   Deposits                                                           31,481       25,932       25,904
   Short-term borrowings and long-term debt                            2,715        1,747          794
---------------------------------------------------------------------------------------------------------
                                                                      34,196       27,679       26,698
                                                                 ----------------------------------------
         NET INTEREST INCOME                                          48,659       46,013       43,950

Provision for loan losses                                                709          840        3,640
---------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN
         LOSSES                                                       47,950       45,173       40,310
---------------------------------------------------------------------------------------------------------
Other Income

   Fiduciary income                                                    2,286        2,315        2,118
   Service charges on deposit accounts                                 2,292        2,164        1,976
   Investment security gains                                             472          144           38
   Other                                                               2,766        2,669        2,733
---------------------------------------------------------------------------------------------------------
                                                                       7,816        7,292        6,865
                                                                 ----------------------------------------
Other Expenses

   Salaries and employee benefits                                     15,522       14,635       13,487
   Net occupancy                                                       2,244        2,184        1,923
   Equipment                                                           1,889        1,611        1,313
   Other                                                              11,841       12,180       11,308
---------------------------------------------------------------------------------------------------------
                                                                      31,496       30,610       28,031
                                                                 ----------------------------------------

         INCOME BEFORE INCOME TAXES                                   24,270       21,855       19,144

Applicable income taxes                                                6,135        5,426        5,182
---------------------------------------------------------------------------------------------------------
 Income before cumulative effect of an accounting change              18,135       16,429       13,962

 Cumulative effect of a change in accounting principle                  --           --            373
                                                                 ----------------------------------------
         NET INCOME                                               $   18,135   $   16,429   $   14,335
         ================================================================================================

Per Share Data
 Income before cumulative effect of an accounting change          $     2.34   $     2.12   $     1.80
 Cumulative effect of a change in an accounting principle                 --          --          0.05
                                                                 ----------------------------------------
 Net Income                                                       $     2.34   $     2.12   $     1.85
                                                                 ----------------------------------------
 Dividends                                                        $     0.88   $     0.80   $     0.72

Weighted average number of shares outstanding during               7,765,688    7,766,294    7,757,432
   the year                                                      ----------------------------------------
                                                                 ----------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------

                                                                      Net
                                                                   Unrealized
                                                                   Gain From
                                       Common Stock                Securities             Treasury Stock
                                     -----------------             Available-   Retained  --------------
                                     Shares  Par Value  Surplus     for-Sale    Earnings  Shares Amount     Total
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992        5,618,587   $28,093   $17,598       $0         $59,684       0      $0     $105,375
   Net income                                                                     14,335                       14,335
   Cash dividends -                                                               (5,620)                      (5,620)
   Employee stock purchases           6,116        31       189                                                   220
   Change in net unrealized loss on
      marketable equity securities                                                   208                          208
   Issuance of shares under
      dividend reinvestment
      program                         7,798        39       221                                                   260
   Issuance of shares in connection
      with 10% stock dividend and
      cash payment for partial
      shares                        456,156     2,281    15,566                  (17,888)                         (41)
------------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) for the
      year                          470,070     2,351    15,976         0         (8,965)      0       0        9,362
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993        6,088,657    30,444    33,574         0         50,719       0       0      114,737
   Net income                                                                     16,429                       16,429
   Cash dividends -                                                               (6,197)                      (6,197)
   Employee stock purchases               6     ---        ---                                                      0
   Acquisition of Treasury Stock                                                           9,417    (264)        (264)
   Issuance of Treasury Shares
      under employee stock
      purchase plan                                         (29)                          (9,417)    264          235
   Issuance of shares in connection
      with 4-for-3 stock split effected
      in the form of a 33 1/3% stock
      dividend and cash payment
      for partial shares          1,677,092     8,385                             (8,412)                         (27)
   Unrealized holding gain from
      securities available-for-sale,
      net of taxes                                                  956                                           956
------------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) for
      for the year                1,677,098     8,385       (29)    956            1,820       0       0       11,132
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994        7,765,755    38,829    33,545     956           52,539       0       0      125,869
   Net income                                                                     18,135                       18,135
   Cash dividends -                                                               (6,783)                      (6,783)
   Acquisition of Treasury Stock                                                           9,527    (286)        (286)
   Issuance of Treasury Shares
      under employee stock purchase plan                    (29)                          (9,527)    286          257
   Cash payment for dissenting shares
      in connection with WCNB          (144)       (1)       (3)                                                   (4)
   Cash payment for partial shares in
      connection with WCNB             (168)       (1)       (4)                                                   (5)
   Unrealized holding gain from
      securities available-for-sale,
      net of taxes                                                3,889                                         3,889
------------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) for the
      year                             (312)       (2)      (36)  3,889          11,352       0       0        15,203
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995        7,765,443   $38,827   $33,509  $4,845         $63,891       0      $0      $141,072
==============================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)
-----------------------------------------------------------------------------------------------
Year Ended December 31                                        1995         1994       1993
-----------------------------------------------------------------------------------------------
Operating Activities:

   Net Income                                              $18,135      $16,429    $14,335
      Adjustments to reconcile net income to
        net cash provided by operating activities:
         Depreciation                                        1,670        1,539      1,380
         Amortization                                          737          706        381
         Provision for loan losses                             709          840      3,640
         Net amortization of investment security premiums      840          834      1,350
         Deferred income tax expense (benefit)                 115           12       (350)
         (Increase) decrease in interest receivable           (561)        (798)       505
         Increase (decrease) in interest payable               661          120       (168)
         Increase (decrease) in other liabilities              (96)         559      1,708
         Cumulative effect of a change in an accounting
           principle                                             0            0       (373)
-----------------------------------------------------------------------------------------------
            CASH PROVIDED BY OPERATING ACTIVITIES           22,210       20,241     22,408
-----------------------------------------------------------------------------------------------

Investing Activities:

   Decrease (increase) in interest bearing bank balances      (333)         129        129
   Proceeds from sales and maturities of investment
     securities                                             95,719       98,107     80,194
   Purchases of investment securities                      (99,411)    (155,651)   (81,799)
   Net increase in loans                                   (23,655)     (42,483)   (29,079)
   Net loans charged-off                                      (939)        (475)      (202)
   Purchase of premises and equipment                       (4,428)      (3,901)    (2,176)
   Purchase of intangible assets                                 0       (6,381)         0
   (Increase) decrease in other assets                        (743)        (990)     1,200
-----------------------------------------------------------------------------------------------
            CASH USED IN INVESTING ACTIVITIES              (33,790)    (111,645)   (31,733)
-----------------------------------------------------------------------------------------------

Financing Activities:

   Net increase in deposits                                 32,861       62,126      8,046
   Net increase (decrease) in short-term borrowings         (2,314)      20,311     11,373
   Proceeds from long-term debt                                  0          264          0
   Payments on long-term debt                                  (68)         (68)       (68)
   Cash dividends                                           (6,783)      (6,197)    (5,620)
   Sale of common stock to employees                             0            0        220
   Issuance of common stock under
     dividend reinvestment plan                                  0            0        260
   Acquisition of treasury stock                              (286)        (264)         0
   Issuance of treasury shares under employee stock
     purchase program                                          257          235          0
   Cash payments for dissenting and partial
     shares associated with the
     acquisition of Washington County National Bank             (9)           0          0
   Cash payments for partial shares associated with stock
      dividend                                                   0          (27)       (41)
-----------------------------------------------------------------------------------------------
            CASH PROVIDED BY FINANCING ACTIVITIES           23,658       76,380     14,170
            -----------------------------------------------------------------------------------

   Increase (Decrease) in Cash and Cash Equivalents         12,078      (15,024)     4,845

   Cash and Cash Equivalents at Beginning of Year           37,861       52,885     48,040
-----------------------------------------------------------------------------------------------
   Cash and Cash Equivalents at End of Year                $49,939      $37,861    $52,885
===============================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
     Financial Trust Corp (the Corporation and parent company) and its wholly-owned commercial banking subsidiaries, Financial Trust Company, Chambersburg Trust Company, First National Bank and Trust Co. and Washington County National Bank, its wholly-owned trust company, Financial Trust Services Company and its wholly-owned credit insurance company, Financial Trust Life Insurance Company, provide banking and related services to domestic markets.
--------------------------------------------------------------------------------
                          NOTE A - ACCOUNTING POLICIES

Basis of Financial Statements: The consolidated financial statements include the accounts of the parent company and its subsidiaries. All material intercompany accounts and transactions have been eliminated. Investments in subsidiaries are carried at the parent company's equity in the underlying net assets.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Trading Account Assets: Trading account assets are held for resale in anticipation of short-term movements. Trading account assets are stated at fair value. Gains and losses, both realized and unrealized, are included in net trading account profits and commissions.

Securities Held-to-Maturity and Available-for-Sale: Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

   Debt Securities not classified as held-to-maturity or trading and marketable equity securities not classified as trading are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

   The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Loans: Loans generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans.

       Nonaccrual loans: Generally, a loan (including a loan impaired under Statement 114) is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

       Allowance for loan losses: The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. Beginning in 1995, the Corporation adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with Statement 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

            The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable losses. Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's
                                       13
       past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Foreclosed Assets:Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with Statement 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.

     Foreclosed assets initially are recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by managment and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. It is the policy of the Corporation to provide for depreciation and amortization at annual rates, which are calculated to amortize the depreciable assets over estimated useful lives of 15 to 45 years for buildings and 3 to 15 years for equipment, using accelerated and straight-line methods.

Intangible Assets:Intangible assets are stated at cost less accumulated amortization. Amortization is on the straight-line method over 15 years.

Income Taxes: Income taxes have been provided using the liability method, effective January 1, 1993, in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Prior to January 1, 1993 income taxes were provided using the deferred method, in accordance with Accounting Principles Board Opinion No. 11. Investment tax credits realized are used to reduce the current provision for income taxes.

Per Share Data: Net income and dividends per share are computed based upon the weighted average number of shares outstanding during each year, adjusted retroactively for stock splits and stock dividends.

Cash Flow Information: Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Fair Values of Financial Instruments: The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments.

       Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

       Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

       Loans receivable: The fair values for loans are estimated by using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

       Off-balance-sheet instruments:Fair values for the Corporation's off-balance-sheet instruments (swaps, guarantees, and lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees, loan commitments); or, if there are no relevant comparables, on pricing models or formulas using current assumptions (interest rate swaps).

       Deposit liabilities:The fair values disclosed for demand deposits (e.g. interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

       Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

       Long-term borrowings: The fair values of the Corporation's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

--------------------------------------------------------------------------------
            NOTE B - ACQUISITIONS, AFFILIATIONS AND REORGANIZATIONS

     On September 30, 1995, the Corporation acquired Washington County National Bank (WCNB) located in Williamsport, Maryland via the exchange of 2.25 shares of Financial Trust Corp common stock for each share of WCNB common stock. The transaction was accounted for under the pooling-of-interests method and, accordingly, the accompanying consolidated financial statements have been restated to include the accounts and operations of WCNB for all periods presented. At September 29, 1995, WCNB had total assets, deposits and equity of $136,181,000, $123,087,000 and $11,949,000, respectively.

     Separate financial data of the combined companies for the periods preceding acquisition are as follows:



(Dollars in thousands except per share data)
-----------------------------------------------------------------------------------------------
                                          (Unaudited)
                                   January 1, 1995 to           Year Ended           Year Ended
                                   September 29, 1995    December 31, 1994    December 31, 1993
-----------------------------------------------------------------------------------------------
Net Interest Income
      Financial Trust Corp                   $32,052               $40,294              $37,847
      Washington County National Bank          4,181                 5,719                6,103
      -----------------------------------------------------------------------------------------
                COMBINED                     $36,233               $46,013              $43,950
                ===============================================================================

Net Income
      Financial Trust Corp                   $12,471               $15,548             $14,825
      Washington County National Bank          1,086                   881                (490)
      -----------------------------------------------------------------------------------------
                COMBINED                     $13,557               $16,429             $14,335
                ===============================================================================



     On April 8, 1994, the Corporation assumed the insured deposits of Homestead Federal Savings Association of Middletown, Pennsylvania, having been the successful bidder at an auction conducted by the Resolution Trust Corporation. The acquisition initially increased deposits by $73,600,000. The transaction added $6,381,000 to intangible assets.

     On June 19, 1995, Farmers Trust Company's name was changed to Financial Trust Company. In a corporate reorganization, on October 30, 1995, First Federal Savings Bank was converted to a state chartered commercial bank named First Bank of Hanover, Pennsylvania and subsequently merged into Financial Trust Company.

     Financial Trust Services Company, a wholly-owned subsidiary was formed and began operations on October 2, 1995. The trust operations of the commercial bank affiliates were transferred to the newly formed company.

--------------------------------------------------------------------------------

            NOTE C - RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

     The banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1995 approximated $13,108,000.
--------------------------------------------------------------------------------

                         NOTE D - INVESTMENT SECURITIES

     The amortized cost and fair values of investment securities at December 31 are as follows:


(Dollars in thousands)
---------------------------------------------------------------------------------------------
                                                                       1995
                                                 --------------------------------------------
                                                                 Gross       Gross
                                                 Amortized  Unrealized  Unrealized       Fair
AVAILABLE-FOR-SALE                                    Cost       Gains      Losses      Value
---------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies         $180,454   $  1,776   $   (446)   $181,784
Obligations of states and political subdivisions    106,876      1,738       (190)    108,424
Corporate securities                                 15,634        255        (43)     15,846
---------------------------------------------------------------------------------------------
Total debt securities                               302,964      3,769       (679)    306,054
Equity securities                                     6,412      4,363          0      10,775
---------------------------------------------------------------------------------------------
            Total investment securities            $309,376   $  8,132   $   (679)   $316,829
            =================================================================================



--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------
                                                                               1994
                                                     ---------------------------------------------------------
                                                                        Gross            Gross
                                                       Amortized   Unrealized       Unrealized            Fair
HELD-TO-MATURITY                                            Cost        Gains           Losses           Value
--------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
   of U.S. government corporations
   and agencies                                         $153,119         $143        $ (5,195)        $148,067
Obligations of states and political
   subdivisions                                           82,299          745          (1,990)          81,054
Corporate securities                                      20,715           11            (628)          20,098
--------------------------------------------------------------------------------------------------------------
     Total investment securities                        $256,133         $899        $ (7,813)        $249,219
     =========================================================================================================



                                                                        Gross            Gross
                                                       Amortized   Unrealized       Unrealized            Fair
 AVAILABLE-FOR-SALE                                         Cost        Gains           Losses           Value
--------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
   of U.S. government corporations
   and agencies                                        $ 30,017          $  1        $ (1,259)        $ 28,759
Obligations of states and political
   subdivisions                                          12,552            68            (149)          12,471
Corporate securities                                        781             3               0              784
Mortgage backed securities                                1,753             3             (16)           1,740
--------------------------------------------------------------------------------------------------------------
Total debt securities                                    45,103            75          (1,424)          43,754
Equity securities                                         6,041         2,661               0            8,702
--------------------------------------------------------------------------------------------------------------
     Total investment securities                       $ 51,144      $  2,736        $ (1,424)        $ 52,456
     =========================================================================================================



     The amortized cost and fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



(Dollars in thousands)
-------------------------------------------------------------------------------------------------------------
                                                                                   Amortized             Fair
 AVAILABLE-FOR-SALE                                                                     Cost            Value
-------------------------------------------------------------------------------------------------------------
Due in one year or less                                                              $71,832          $71,967
Due after one year through five years                                                154,491          139,029
Due after five years through ten years                                                56,826           74,088
Due after ten years                                                                   19,815           20,970
-------------------------------------------------------------------------------------------------------------
             Totals                                                                 $302,964         $306,054
=============================================================================================================


     Proceeds from sales of investments in debt securities were $2,772,068, $1,997,594 and $5,449,820 during 1995, 1994 and 1993, respectively. All sales were made from the available-for-sale portfolio in 1995 and 1994. Gross gains of $13,816 and gross losses of $3,676 were realized on 1995 sales. Gross gains of $2,000 and gross losses of $51,328 were realized on 1994 sales. Gross gains of $113,683 and gross losses of $13,000 were realized on 1993 sales. In addition, net gains of $462,134 and $193,000 were realized on the sale of equity securities in 1995 and 1994, respectively. Also realized were, net losses of $63,000 on the sale of equity securities during 1993.

     The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was approximately $115,352,000 and $124,394,000 at December 31, 1995 and 1994, respectively.

     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires management to classify investments in equity securities that have readily determinable fair values and all investments in debt securities as either held-to-maturity and reported at amortized cost, available-for-sale and reported at fair value with unrealized gains and losses reported in a separate component of shareholders' equity, or trading securities and reported at fair value with unrealized gains and losses included in earnings. Effective January 1, 1994, the Corporation adopted SFAS No. 115 and classified all securities as available-for-sale. Adoption of SFAS No. 115 resulted in a $9,142,000 increase in investment securities and a $5,942,000 increase in shareholders' equity accounted for as the cumulative effect of a change in acounting principle. On April 1, 1994, a significant portion of existing debt securities w classified as held-to-maturity. At December 31, 1995, $240,490,000 of investment securities at amortized cost, with unrealized gains of $2,686,000, were transferred from held-to-maturity to available-for-sale pursuant to the transition provisions of the FASB staff's Special Report on SFAS No. 115. As of December 31, 1995 all securities were classified as available-for-sale.

-------------------------------------------------------------------------------
                                 NOTE E - LOANS

     Loans consisted of the following at December 31:

(Dollars in thousands)
-------------------------------------------------------------------------------
                                             1995          1994            1993
-------------------------------------------------------------------------------
Commercial, financial and agricultural    $76,795       $61,832         $64,665
Real estate - construction                 13,772        11,018          10,320
Real estate - commercial                  152,857       152,749         143,763
Real estate - residential                 414,543       410,459         378,668
Consumer                                   73,183        71,437          67,596
-------------------------------------------------------------------------------
                                         $731,150      $707,495        $665,012
                                         ======================================

     In the ordinary course of business, the banking subsidiaries have loan, deposit and other transactions with directors, executive officers and their business interests. Such transactions are on substantially the same terms, including interest rates and collateral as to loans, as those prevailing at the time for comparable transactions with others. Activity for these related party loans for the year ended December 31, 1995 was as follows:


(Dollars in thousands)
--------------------------------------------------------------------------------
Balance at beginning of year             $12,153
New loans                                  9,540
Payments                                  10,140
--------------------------------------------------------------------------------
Balance at end of year                   $11,553
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       NOTE F - ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows:

(Dollars in thousands)
-------------------------------------------------------------------------------
                                             1995          1994            1993
-------------------------------------------------------------------------------
Balance at beginning of year              $11,268       $10,903          $7,465
Provision for possible loan losses            709           840           3,640
Recoveries                                    140           243             384
Loans charged off                          (1,079)         (718)           (586)
-------------------------------------------------------------------------------
Balance at end of year                    $11,038       $11,268         $10,903
===============================================================================

     At December 31, 1995, the recorded investment in loans that were considered to be impaired under Statement 114 was $2,402,000, all of which were on a nonaccrual basis. All impaired loans, individually, had related credit allowances that aggregated $664,000 as of December 31, 1995. Impaired loans were recorded at the lower of their remaining bases or the fair value of their underlying collateral. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $2,355,000. For the year ended December 31, 1995, the Corporation recognized interest income on those impaired loans of $52,000, which included $26,000 of interest income recognized using the cash basis method of income recognition.

     At December 31, 1994, the Corporation had nonaccrual loans of $2,298,000, including approximately $2,298,000 that would be considered impaired under Statement 114, and no restructured loans. The Corporation recorded $38,000 of interest income on these loans in 1994. Interest income in the amount of $242,000 would have been recorded on these loans according to their original terms.

--------------------------------------------------------------------------------
                        NOTE G - PREMISES AND EQUIPMENT

   Details of premises and equipment at December 31 are as follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
                                                          1995              1994
--------------------------------------------------------------------------------
Land                                                    $3,088            $2,892
Buildings and improvements                              22,841            20,693
Equipment and furniture                                 14,417            12,475
--------------------------------------------------------------------------------
                                                        40,346            36,060
Less accumulated depreciation                           16,736            15,208
--------------------------------------------------------------------------------
                                                       $23,610           $20,852
                                                       =========================

--------------------------------------------------------------------------------
                               NOTE H - DEPOSITS

     The Corporation paid $33,173,000 in interest on deposits and other borrowings during 1995, $27,560,000 in 1994 and $27,156,000 in 1993.

     Time certificates of deposit of $100,000 or more at December 31, 1995 and 1994 amounted to $39,314,000 and $32,633,000, respectively.

     Interest expense on time certificates of deposit of $100,000 or more amounted to $2,036,000 in 1995, $1,287,000 in 1994 and $1,241,000 in 1993.

--------------------------------------------------------------------------------

                            NOTE I - LONG-TERM DEBT

     Details of long-term debt at December 31 are as follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
                                                          1995              1994
--------------------------------------------------------------------------------
Cumberland County Industrial Development Authority
 Agreement (Parent Company)                               $487              $549
Federal Home Loan Bank of Pittsburgh -
 Affordable Housing Advance Program
   (Financial Trust Company)                               256               262
--------------------------------------------------------------------------------
                                                          $743              $811
                                                          ======================

     The Corporation financed the construction of an operations center through an industrial development obligation with Cumberland County. Under the terms of this agreement, annual payments of approximately $97,000 (including interest at 75% of prime) are due until maturity in November 2000. The agreement is collateralized by a mortgage and the assignment of the lease between the Corporation and the Cumberland County Industrial Development Authority.

     Financial Trust Company is a participant in the Affordable Housing Advance Program with the Federal Home Loan Bank of Pittsburgh. Under the terms of this agreement annual payments of $18,040 (including interest at 4.75%) are due until maturity in July 2014.

--------------------------------------------------------------------------------

                             NOTE J - COMMON STOCK

      Earnings per share, dividends per share and weighted average shares outstanding references have been restated to reflect the effects of a 33 1/3% stock dividend that was paid August 29, 1994 to shareholders of record August 15, 1994 and the exchange of 2.25 shares of Financial Trust Corp common stock for each share of Washington County National Bank common stock on September 30, 1995 in an acquisition accounted for as a pooling-of-interests. Accordingly, 468,839 shares of Washington County National Bank stock were exchanged for 1,054,576 shares of Financial Trust Corp common stock, plus $9,000 in lieu of fractional and dissenting shares. The effect of common stock equivalents is not significant for any period presented.

--------------------------------------------------------------------------------

        NOTE K - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

     Certain restrictions exist regarding the ability of the banking subsidiaries to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 1995, approximately $73,842,000 of undistributed earnings of the banking subsidiaries was available for distribution to the Corporation as dividends without prior approval of regulatory authorities.

     Additionally, under Federal Reserve regulation, the banking subsidiaries are limited as to the amount they may loan or advance to the Corporation unless such loans or advances are collateralized by specified obligations. At December 31, 1995, the maximum amount available for transfer from the subsidiaries to the Corporation in the form of unsecured loans or advances approximated $13,284,000.

--------------------------------------------------------------------------------

                          NOTE L - FEDERAL INCOME TAXES

     In February 1992, the FASB issued SFAS No. 109 "Accounting for Income Taxes." SFAS No. 109 required a change from the deferred method of accounting for income taxes of APB No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1993, the Corporation adopted SFAS No. 109 and reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of income.

     The cumulative effect of this change in accounting for income taxes of $373,000 was determined as of January 1, 1993, and was reported separately in the consolidated statement of income for the year ended December 31, 1993. Prior period financial statements were not restated to apply the provisions of SFAS No. 109.

     The provision for income taxes in the consolidated statement of income consists of the following components:

(Dollars in thousands)
-------------------------------------------------------------------------------
Year Ended December 31                       1995          1994           1993
-------------------------------------------------------------------------------
Current Expense                            $6,020        $5,414         $5,532
Deferred expense (benefit)                    115            12           (350)
                                           ------------------------------------
Applicable income tax expense              $6,135        $5,426         $5,182
==============================================================================

     Following is a reconciliation of the actual income tax provisions with taxes computed at the Federal statutory rate of 35% for all years presented:


(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                      1995                         1994                         1993
                                                   ----------------------        ----------------------       ---------------------
                                                   Amount           Rate         Amount           Rate         Amount         Rate
-----------------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                             $ 8,495           35.0%       $ 7,649           35.0%       $ 6,700         35.0%
Effect of tax-exempt income                        (2,590)         (10.7)        (2,260)         (10.3)        (2,314)       (12.1)
Effect of nondeductible
 expenses                                             426            1.8            338            1.6            272          1.4
Low income housing and
   rehabilitation tax credits                        (120)          (0.5)          (110)           (.5)          (124)         (.6)
Surtax exemption                                      (43)          (0.2)          (100)           (.5)          (100)         (.5)
Other                                                 (33)          (0.1)           (91)           (.5)           748          3.9
-----------------------------------------------------------------------------------------------------------------------------------
Applicable federal income tax
   expense/rate                                   $ 6,135           25.3%       $ 5,426           24.8%       $ 5,182         27.1%
===================================================================================================================================


-------------------------------------------------------------------------------
     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at December 31, 1995, 1994 and 1993 are presented below:

(Dollars in thousands)
----------------------------------------------------------------------
                                               1995     1994      1993
----------------------------------------------------------------------


Deferred tax assets:
  Allowance for loan losses                  $1,850   $1,504    $1,436
  Deferred loan fees                            412      456       427
  Deferred compensation and directors fees      311      310       281
  Nonaccrual Interest                            31      102        61
  Capital loss carryforward                       9      162       234
  Supplemental employee retirement plan          55       29         0
  Other real estate owned                        46        0         0
----------------------------------------------------------------------
    Gross deferred tax assets                $2,714   $2,563    $2,439
----------------------------------------------------------------------
Deferred tax liabilities:
  Premises and equipment                     $1,490   $1,365    $1,321
  Pension plan                                  133      301       188
  Investment securities                       2,802      641       173
  Unearned premiums/deferred costs
     life insurance company                     193      150       166
  Other                                         198      122       153
----------------------------------------------------------------------
        Gross deferred tax liabilities        4,816    2,579     2,001
----------------------------------------------------------------------
Net deferred tax (assets) liabilities        $2,102      $16     ($438)
======================================================================

     The Corporation has determined that it is not required to establish a valuation reserve for deferred tax assets since it is more likely than not that deferred tax assets will be principally realized through carry back to taxable income in prior years. The conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on a history of growth in earnings and the prospects for continued growth including an analysis of potential uncertainties that may affect future operating results. The Corporation will continue to review the criteria related to the recognition of deferred tax assets on a quarterly basis.

     The Corporation made income tax payments of $5,933,000 during 1995, $5,875,000 during 1994 and $5,273,000 during 1993. Income taxes attributable to investment security gains were $165,000 in 1995, $50,000 in 1994 and $13,000 during 1993.

     A capital loss carryforward of approximately $25,000 is available to the Corporation at December 31, 1995, with an expiration date of December 31, 1996.

--------------------------------------------------------------------------------

                        NOTE M - EMPLOYEE BENEFIT PLANS

Pension Plans: The Corporation and its subsidiaries have noncontributory defined benefit pension plans covering substantially all employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Corporation's funding policy is to contribute annually the amount that would be necessary to amortized the unfunded accrued liability over 20 years. A subsidiary bank's plan is funded annually at levels required to amortize its unfunded accrued liability over 15 years. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     Net periodic pension cost includes the following components:

(Dollars in thousands)
----------------------------------------------------------------------------
                                                    1995     1994      1993
----------------------------------------------------------------------------
Service cost - benefits earned during the
  period                                            $435     $548      $488
Interest cost on projected benefit obligation        752      748       685
Actual return on plan assets                      (2,193)     129      (791)
Net amortization and deferral                      1,179   (1,126)     (108)
----------------------------------------------------------------------------
Net periodic pension cost                           $173     $299      $274
============================================================================

     The following table sets forth the plans' funded status and amounts recognized in the Corporation' consolidated balance sheet at December 31:

(Dollars in thousands)
-------------------------------------------------------------------------------
                                                             1995          1994
-------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
    benefits of $8,942 in 1995 and $7,271 in 1994          $9,098        $7,376
===============================================================================
   Projected benefit obligation for service rendered
    to date                                               $12,023        $9,988
Plan assets at fair value, primarily listed stocks and
    bonds                                                  12,631        10,600
-------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation         608           612
Unrecognized net loss from past experience different
   from that assumed and effects of changes in assumptions    958           963
Unrecognized prior service cost                              (262)         (278)
Unrecognized net asset at January 1, 1988                    (521)         (566)
-------------------------------------------------------------------------------
Prepaid pension cost included in other assets                $783          $731
===============================================================================

Rate assumptions used in actuarial calculations were as follows:


                  In determining the actuarial present
                 value of the projected benefit obligation
                 -----------------------------------------
                                     Increase in future          Long-term rate of return
                 Discount Rate       compensation levels             on plan assets
-----------------------------------------------------------------------------------------
 1995             7.0 - 7.5%           4.5 - 5.0%                      7.5 - 9.0%
 1994             7.5 - 8.0%                 5.0%                      7.5 - 9.0%
 1993             7.0 - 7.5%                 5.0%                      7.5 - 9.0%


Profit Sharing Plan: The Corporation has a noncontributory profit sharing plan covering eligible employees. Costs of the profit sharing plan are funded as accrued. Profit sharing expense amounted to $1,254,000 in 1995, $1,106,000 in 1994 and $1,080,000 in 1993. Contributions to the plan are discretionary and are determined annually by the Corporation's Board of Directors.

Supplemental Employee Retirement Plans: The Corporation sponsors an unfunded supplemental employee retirement plan, which is a nonqualified plan that provides certain officers defined pension benefits and noncontributory profit sharing benefits in excess of limits imposed by federal law. At December 31, 1995, the projected benefit obligation for this plan totaled $507,000, of which $376,000 (comprised of unrecognized net loss of $130,000 and unrecognized prior service cost of $246,000) is subject to later amortization. The remaining $131,000 is included in other liabilities in the accompanying consolidated balance sheet. A subsidiary bank has a supplemental retirement plan that covers certain management personnel. The plan is funded with life insurance. Premiums paid on the underlying life insurance policies and charged to operations were $17,000 in 1995 and $18,000 in 1994 and 1993.

Stock Purchase Plan: Under the Employee Stock Purchase Plan of 1992, 110,000 shares of common stock have been reserved for issuance to employees over a five year period. The number of shares which may be issued to each participant is determined annually, based on individual earnings, and their cost is equal to 85% of the fair market value as established by the most recent public sale of shares. A total of 92,070 shares of common stock remain reserved at December 31, 1995 for future grants under the plan. Employees purchased 9,527 shares at $27 per share in 1995, 9,423 shares at $25 per share in 1994 and 8,155 shares at $27 per share in 1993. Treasury stock was used for 9,527 of the shares purchased in 1995 and 9,417 of the shares purchased in 1994.

--------------------------------------------------------------------------------

                          NOTE N - STOCK OPTION PLANS

     The Corporation has elected to follow APB 25, "Accounting for Stock Issued to Employees" and related interpretation in accounting for its employee stock options. SFAS No. 123 will be adopted by the Corporation in its fiscal year beginning January 1, 1996. The adoption of SFAS No. 123 is not expected to have material impact on the Corporation's financial position or results of operations.

-------------------------------------------------------------------------------
     Employee Stock Option Plan: Under the Employee Stock Option Plan of 1992, 110,000 shares of common stock have been reserved for grant of options over a seven year period. The number of options which may be granted is determined annually by a committee of outside directors. The purchase price of shares acquired pursuant to an option is the fair market value as of the date of the grant of the option.

     A summary of the Corporation's Employee stock option activity, and related information for the years ended December 31 follows:


----------------------------------------------------------------------------------------------------------
                                        1993                     1994                      1995
                              ----------------------      ---------------------      ---------------------
                                           Weighted-                  Weighted-                  Weighted-
                                             Average                    Average                    Average
                                            Exercise                   Exercise                   Exercise
                             Options           Price     Options          Price     Options          Price
----------------------------------------------------------------------------------------------------------
Outstanding - beginning
   of year                         0                      10,992         $22.85      24,321         $28.26
 Granted                      10,992         $22.85       13,329         $32.73      15,000         $29.00
 Exercised                     -----                       -----                      -----
 Forfeited                     -----                       -----                      -----
----------------------------------------------------------------------------------------------------------
Outstanding - end of year     10,992         $22.85       24,321         $28.26      39,321         $28.55
==========================================================================================================
 Exercisable at end of
   year                            0                      24,321         $28.26      39,321         $28.55


     Exercise prices for options outstanding as of December 31, 1995 ranged from $22.85 to $32.73. The weighted-average remaining contractual life of those options is 8.16 years. Options on 18,500 shares, at $29.88 per share were granted on January 17, 1996.

Non-Employee Director Stock Option Plan: Under the Non-Employee Director Stock Option Plan of 1994, 133,333 shares of common stock have been reserved for grant of options over a ten year period. The plan provides for the automatic grant basis of the option to purchase 666 shares of the Corporation's common stock as of the date of the Corporation's annual purchase price of shares acquired pursuant to an option is based upon the fair market value as of the date of the annual meeting.

     A summary of the Corporation's Non-Employee Director stock option activity, and related information for the years ended December 31 follows:

----------------------------------------------------------------------------------------------------------
                                                                           1994                     1995
                                                          ---------------------      ---------------------
                                                                      Weighted-                  Weighted-
                                                                         Average                   Average
                                                                       Exercise                   Exercise
                                                         Options          Price     Options          Price
----------------------------------------------------------------------------------------------------------
Outstanding - beginning
  of year                                                      0                     11,322         $32.82
Granted                                                   11,322         $32.82       9,324         $27.50
Exercised                                                                 -----                      -----
Forfeited                                                                 -----                      -----
----------------------------------------------------------------------------------------------------------
Outstanding - end of year                                 11,322         $32.82      20,646         $30.42
==========================================================================================================
Exercisable at end of
   year                                                    2,264         $32.82       6,392         $31.27


     Exercise prices for options outstanding as of December 31, 1995 ranged from $27.50 to $32.82. The weighted-average remaining contractual life of those options is 3.77 years.

--------------------------------------------------------------------------------
                                NOTE O - LEASES

     The banking subsidiaries lease certain premises, equipment and related services under noncancelable operating leases which expire in various years through 2010. These leases require the banking subsidiaries to pay all maintenance costs and for one data processing lease, provides for total rental payments based upon actual usage.

     Future minimum rental payments, including estimated normal usage charges, for all noncancelable operating leases with an initial or remaining term of one year or more, by year, and in the aggregate, approximates the following at December 31, 1995:

             (Dollars in thousands)
             -------------------------------------------------
             1996                                       $1,075
             1997                                          881
             1998                                          845
             1999                                          516
             2000                                          191
             Thereafter                                  1,642
             -------------------------------------------------
             Total minimum lease payments               $5,150
             =================================================


   Rental expense incurred for all operating leases was approximately $1,940,000 in 1995, $1,510,000 in 1994, and $1,246,000 in 1993.
--------------------------------------------------------------------------------
           NOTE P - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

   The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of the Corporation's customers. Financial instruments include commitments to extend credit, and standby letters of credit. Standby letters of credit commit the Corporation to make payments on behalf of customers when certain specified future events occur.

   The Corporation's exposure to credit loss is essentially the same for these items as that involved in extended loans to customers. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Collateral is obtained based on management's credit assessment of the particular customer. The Corporation's maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding at December 31, 1995 were as follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
                                                                     Contract or
                                                                 Notional Amount
--------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit
    Consumer credit card lines                                           $16,721
    Consumer home equity lines                                            18,407
    Commercial real estate, construction and
      land development                                                    24,841
    Other unused commitments                                              62,691
--------------------------------------------------------------------------------
                                                                        $122,660

  Standby letters of credit                                               $7,652

   The commitments shown for both standby letters of credit and unused lines of credit generally expire in one year or less. The commitments also carry a variable rate of interest as opposed to a fixed rate.

   Commitments to extend credit are agreements to lend to the customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
--------------------------------------------------------------------------------
                     NOTE Q - CONCENTRATIONS OF CREDIT RISK

   Most of the Corporation's business activity, including loans and loan commitments, is with customers located within Cumberland, Franklin, York, Perry, Dauphin, Adams and Lancaster counties of Pennsylvania and Washington County, Maryland. The portfolio is well diversified with no industry comprising greater than 10% of the total loan outstandings.

--------------------------------------------------------------------------------
                  NOTE R - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Corporation's financial instruments at December 31 were as follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
                                           1995                    1994
                                    ------------------      --------------------
                                    Carrying      Fair      Carrying        Fair
                                      Amount     Value        Amount       Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and short-term
   investments                      $50,509     $50,509      $38,098     $38,098
  Investment securities             316,829     316,829      308,589     301,675
  Loans                             731,150                  707,495
  Reserve for loan losses           (11,038)                 (11,268)
  Net loans                         720,112     737,237      696,227     692,721
--------------------------------------------------------------------------------
    Total financial assets       $1,087,450  $1,104,575   $1,042,914  $1,032,494
    ============================================================================
Financial liabilities:
  Deposits                         $931,720    $931,315     $898,859    $851,388
  Short-term borrowings              49,380      49,380       43,903      43,903
  Securities sold not owned           4,150       4,150       11,941      11,941
  Long-term debt                        743         728          811         689
--------------------------------------------------------------------------------
    Total financial liabilities    $985,993    $985,573     $955,514    $907,921
    ============================================================================
Off-balance sheet instruments      $      0    $      0     $      0    $      0

--------------------------------------------------------------------------------
               NOTE S - PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEETS

(Dollars in thousands)
--------------------------------------------------------------------------------
December 31                                             1995                1994
--------------------------------------------------------------------------------
Assets
  Cash                                              $    258            $     78
  Investment securities                                   70                  45
  Securities purchased under
    agreement to resell                                1,650               1,450
  Premises and equipment                               5,437               4,640
  Investment in subsidiaries                         132,909             118,215
  Other assets                                         2,792               2,765
--------------------------------------------------------------------------------
    TOTAL ASSETS                                    $143,116            $127,193
    ============================================================================
Liabilities
  Long-term debt                                    $    487            $    550
  Purchased funds                                        435                 352
  Other liabilities                                     1122                 422
--------------------------------------------------------------------------------
    TOTAL LIABILITIES                                  2,044               1,324
    ----------------------------------------------------------------------------
Shareholders' Equity
  Common stock                                        38,827              38,829
  Surplus                                             33,509              33,545
  Unrealized holding gain from
    securities available-for-sale                      4,845                 956
  Retained earnings                                   63,891              52,539
--------------------------------------------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY                       141,072             125,869
    ----------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $143,116            $127,193
    ============================================================================

--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

(Dollars in thousands)
--------------------------------------------------------------------------------
Year Ended December 31                                    1995     1994     1993
--------------------------------------------------------------------------------
Operating Activities:
   Net Income                                         $18,135  $16,429  $14,335
      Adjustments to reconcile net income to net
         cash provided by operating activities:
         Depreciation                                     473      417      354
         Deferred income taxes                           (196)       1        9
         Decrease in interest receivable                    0       13       19
         Increase (decrease) in other liabilities         836      (78)     222
         Equity in undistributed net income of
           subsidiaries                                (8,613)  (9,490)  (8,124)
--------------------------------------------------------------------------------
            CASH PROVIDED BY OPERATING  ACTIVITIES     10,635    7,292    6,815
--------------------------------------------------------------------------------

Investing Activities:
   Proceeds from maturities of investment securities        0    1,000        0
   Purchases of investment securities                     (13)     (53)    (650)
   Purchases of premises and equipment                 (1,270)  (1,383)    (765)
   Increase in other assets                              (171)    (839)     (82)
   Investment in subsidiary                            (2,200)       0        0
--------------------------------------------------------------------------------
            CASH USED IN INVESTING ACTIVITIES          (3,654)  (1,275)  (1,497)
--------------------------------------------------------------------------------

Financing Activities:
   Payments on long-term debt                             (63)     (65)     (68)
   Cash dividends                                      (6,783)  (6,197)  (5,620)
   Net increase (decrease) in short-term borrowings        83       81       (4)
   Sale of stock to employees                               0        0      220
   Issuance of treasury shares under employee stock
      purchase plan                                       257      235        0
   Issuance of stock under dividend reinvestment plan       0        0      260
   Acquisition of treasury stock                         (286)    (264)       0
   Cash payments for dissenting and partial shares
      associated with the acquisition of Washington
      County National Bank                                 (9)       0        0
   Cash payment for partial shares associated with stock
      dividend                                              0      (27)     (41)
--------------------------------------------------------------------------------
            CASH USED IN FINANCING ACTIVITIES          (6,801)  (6,237)  (5,253)
--------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents          180     (220)      65
Cash and cash equivalents at beginning of year             78      298      233
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year                 $258      $78     $298
================================================================================

--------------------------------------------------------------------------------
STATEMENTS OF INCOME

(Dollars in thousands)
--------------------------------------------------------------------------------
Year Ended December 31                                   1995     1994     1993
--------------------------------------------------------------------------------
Income:
   Dividends from bank subsidiaries                    $9,483   $6,691   $6,121
   Investment securities                                    1       25       77
   Securities purchased under agreement to resell          51       50       11
   Other, primarily management and service fees
      from bank subsidiaries                            2,812    2,145    1,758
--------------------------------------------------------------------------------
                                                       12,347    8,911    7,967
Expenses:
   Building occupancy and depreciation                    307      215      205
   Other, primarily operating expenses                  2,609    1,823    1,603
--------------------------------------------------------------------------------
                                                        2,916    2,038    1,808
Income before income taxes and equity in
   undistributed net income of subsidiaries             9,431    6,873    6,159
Applicable income taxes                                   (91)     (66)     (52)
--------------------------------------------------------------------------------
                                                        9,522    6,939    6,211
Net income of subsidiaries less dividends               8,613    9,490    8,124
--------------------------------------------------------------------------------
             NET INCOME                               $18,135  $16,429  $14,335
             ===================================================================

--------------------------------------------------------------------------------
               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Financial Trust Corp

     We have audited the accompanying consolidated balance sheets of Financial Trust Corp and subsidiaries as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 and 1993 financial statements of Washington County National Bank, a consolidated subsidiary acquired on September 30, 1995 as more fully described in Note B, which statements reflect total assets constituting 13% in 1994, and net income constituting 5% in 1994 and -3% in 1993 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Washington County National Bank, is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and, for 1994 and 1993, the report of other auditors the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Financial Trust Corp and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note D to the consolidated financial statements, in 1994 the Corporation changed its method of accounting for investments. As discussed in Note L to the consolidated financial statements, in 1993 the Corporation changed its method of accounting for income taxes.

                                          Signature
                                          Ernst & Young LLP

Harrisburg, Pennsylvania
March 1, 1996

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section presents management's discussion and analysis of the financial condition and results of operations of Financial Trust Corp and subsidiaries (the Corporation), including Financial Trust Company's Farmers Trust and Hanover divisions. Commercial banking subsidiaries include Chambersburg Trust Company, First National Bank and Trust Co. and Washington County National Bank, in addition to Financial Trust Company. Other primary subsidiaries include Financial Trust Services Company, a provider of trust services and Financial Trust Life Insurance Company, a credit life and disability insurance provider. This discussion and analysis should be read in conjunction with the financial statements which appear elsewhere in this report.

                            RECENT STRATEGIC ACTIONS

     Acquisitions: On September 30, 1995, the Corporation acquired all of the outstanding stock of Washington County National Bank, of Williamsport, Maryland
(WCNB) in exchange for 1,054,576 shares of common stock, along with cash of $9,000 in lieu of fractional and dissenting shares, consummating the merger announced in December, 1994. At September 29, 1995, WCNB had total assets, deposits and equity of $136,181,000, $123,087,000 and $11,949,000, respectively.
The acquisition was accounted for as a pooling-of-interests. Accordingly, financial data presented for prior periods has been restated to reflect the acquisition as if it had occurred at the beginning of the periods presented.

     On April 8, 1994 the Corporation assumed the insured deposits of Homestead Federal Savings Association of Middletown, Pennsylvania through a bid process at an auction conducted by the Resolution Trust Corporation. This transaction initially increased deposits by $73,600,000 and intangible assets by $6,381,000.

     Reorganization: On June 19, 1995, commercial banking subsidiary Farmers Trust Company's name was changed to Financial Trust Company. On October 30, 1995, thrift subsidiary First Federal Savings Bank, with assets, deposits and equity of $93,957,000 $76,202,000 and $11,892,000, respectively, was converted to a state chartered commercial bank and subsequently merged into Financial Trust Company, creating a company with assets, deposits and equity of $620,368,000, $505,839,000 and $67,554,000, respectively. Subsequently,
Financial Trust Company sold the former First Federal Savings Bank branch located in Chambersburg, Pennsylvania to Chambersburg Trust Company. The branch sale added $11,049,000 of assets and deposits to Chambersburg Trust Company's balance sheet.

     On October 2, 1995, a trust subsidiary, Financial Trust Services Company, was formed with initial capitalization of $2,200,000. The existing trust operations of all bank subsidiaries were then acquired by Financial Trust Services Company.

     The Corporation anticipates increased operating efficiencies and reduced overhead expenses in both commercial and trust operations as a result of these restructuring activities. In addition, the Corporation's ability to deliver trust services will be enhanced.

                                    OVERVIEW

     For the year ended December 31, 1995, Financial Trust Corp recorded net income of $18,135,000, an increase of 10.4% over 1994. Net earnings for 1994 were $16,429,000, an increase of 14.6% in net income and a 17.7% increase in operating income over the prior year. The net income increase for 1994 was less due to the effects of a change in accounting principle related to income taxes. The aforementioned change in accounting principle resulted in a $373,000 increase in 1993 earnings.

     The Corporation's earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets and the return on average equity. The return on average assets was 1.64% in 1995, 1.53% in 1994 and 1.47% in 1993. The return on average equity was 13.81% in 1995, 13.52% in 1994, and 13.13% in 1993.

                              NET INTEREST INCOME

     Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. The amount of net interest income is affected by changes in interest rates, account balances or volume and the mix of earning assets and interest bearing liabilities. Net interest income is the primary source of bank profits.

     For the year ended December 31, 1995, net interest income totaled $48,659,000, an increase of $2,646,000 or 5.8%, over 1994. The 1994 total was
$46,013,000, or 4.7%, over 1993. On a taxable equivalent basis, net interest income increased by 5.8% in 1995 and 4.1% in 1994. Marginal tax rates used in the taxable equivalent equation were 35% in all three years presented.

     The Corporation's taxable equivalent net interest spread was 4.72% in 1993, 4.45% in 1994 and 4.41% in 1995. The net interest margin, which factors in noninterest bearing funds sources, has moved from 5.23% to 4.95% to 5.06%, respectively.

     The increase in net interest margin was generated through rate and volume factors of approximately equal amounts. The steady growth of commercial lending activity including the addition of related noninterest bearing demand deposits has been the most material factor in this growth. Loan demand remained strong during 1995, particularly during the last nine months of the year. This enabled us to overcome the effects of disintermediation within our deposit portfolio as time deposits grew via transfers from lower cost deposit categories.

     The tightening of the Corporation's net interest margin in 1994 was primarily attributable to the April 11, 1994 acquisition of the Homestead Federal Savings Association deposit base of approximately $70 million through the Resolution Trust Corporation. The acquisition included minimal assets so substantial amounts of those funds were invested in relatively short-term government securities or daily federal funds sales until loan demand increased to provide a use for the funds. This tightened spreads considerably during 1994. Increased loan demand has enabled the Corporation to return net interest margin to preacquistion levels.


RATE/VOLUME ANALYSIS (TAXABLE EQUIVALENT BASIS)
(Dollars in thousands)
-------------------------------------------------------------------------------------------
                                          1995 vs. 1994                1994 vs. 1993
                                   Increase (Decrease) Due to:  Increase (Decrease) Due to:
                                   ---------------------------  ---------------------------
                                    Volume     Rate      Net     Volume     Rate      Net
-------------------------------------------------------------------------------------------
Interest Earning Assets:
   Federal funds sold and
      interest bearing
      bank balances                  ($562)     $412     ($150)    $211      $177     $388
   Taxable investment securities        54       275       329    2,698      (884)   1,814
   Tax-exempt investment securities    265        21       286      349      (648)    (299)
   Taxable loans                     3,295     5,289     8,584    2,756    (1,688)   1,068
   Tax-exempt loans                    293        36       329      176      (228)     (52)
-------------------------------------------------------------------------------------------
         NET CHANGE IN
         INTEREST INCOME             3,345     6,033     9,378    6,190    (3,271)   2,919
-------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
   Interest bearing demand deposits   (487)       42      (445)     417      (421)      (4)
   Savings deposits                   (510)      (26)     (536)     398      (501)    (103)
   Time deposits                     2,419     4,111     6,530      903      (769)     134
   Other                               541       427       968      667       287      954
-------------------------------------------------------------------------------------------
         NET CHANGE IN
         INTEREST EXPENSE            1,963     4,554     6,517    2,385    (1,404)     981
-------------------------------------------------------------------------------------------
         INCREASE IN NET
         INTEREST INCOME            $1,382    $1,479    $2,861   $3,805   ($1,867)  $1,938
===========================================================================================

--------------------------------------------------------------------------------------------------------------------------------
         ANALYSIS OF NET INTEREST INCOME

AVERAGE BALANCES AND INTEREST RATES (TAXABLE EQUIVALENT BASIS) (1)
(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                             1995                       1994                            1993
                                      -------------------------       ------------------------       ---------------------------
                                      Average      FTE      FTE       Average      FTE     FTE       Average      FTE      FTE
                                      Balance Interest     Rate       Balance Interest    Rate       Balance Interest     Rate
--------------------------------------------------------------------------------------------------------------------------------
Assets:
Interest Earning Assets:
   Federal funds sold and interest
      bearing bank balances           $12,805     $754     5.89%      $22,354     $904     4.04%      $17,129     $516     3.01%
--------------------------------------------------------------------------------------------------------------------------------
Investment Securities: (3)
   Taxable investment secururities    207,814   12,495     6.01%      206,913   12,166     5.88%      161,032   10,352     6.43%
   Tax-exempt investment
      securities                       92,868    7,235     7.79%       89,464    6,949     7.77%       84,970    7,248     8.53%
--------------------------------------------------------------------------------------------------------------------------------
        Total investment securities   300,682   19,730     6.56%      296,377   19,115     6.45%      246,002   17,600     7.15%
--------------------------------------------------------------------------------------------------------------------------------
Loans: (2)
   Taxable loans                      687,864   62,734     9.12%      651,737   54,150     8.31%      618,567   53,082     8.58%
   Tax-exempt loans                    32,456    3,337    10.28%       29,606    3,008    10.16%       27,877    3,060    10.98%
--------------------------------------------------------------------------------------------------------------------------------
         Total loans                  720,320   66,071     9.17%      681,343   57,158     8.39%      646,444   56,142     8.68%
--------------------------------------------------------------------------------------------------------------------------------
         Total Interest
            Earning Assets          1,033,807   86,555     8.37%    1,000,074   77,177     7.72%      909,575   74,258     8.16%

Noninterest Earning Assets:
   Cash and due from banks             36,537                          38,076                          38,572
   Other assets                        48,840                          43,604                          35,571
   Less allowance for loan losses     (11,284)                        (11,277)                         (9,254)
--------------------------------------------------------------------------------------------------------------------------------
         TOTAL                     $1,107,900                      $1,070,477                        $974,464
================================================================================================================================
Liabilities and
   Shareholders' Equity:
Interest Bearing Liabilities:
   Interest bearing demand deposits  $233,672   $5,636     2.41%     $253,890   $6,081     2.40%     $236,517   $6,085     2.57%
   Savings deposits                   184,197    5,185     2.81%      202,360    5,721     2.83%      188,297    5,824     3.09%
   Time deposits                      396,196   20,660     5.21%      349,760   14,130     4.04%      327,408   13,996     4.27%
   Other interest bearing
    liabilities                        49,762    2,715     5.46%       39,851    1,747     4.38%       24,614      793     3.22%
--------------------------------------------------------------------------------------------------------------------------------
      Total Interest
         Bearing Liabilities          863,827   34,196     3.96%      845,861   27,679     3.27%      776,836   26,698     3.44%

Noninterest Bearing Liabilities:
   Demand deposits                    101,874                          92,732                          80,673
   Other                               10,923                          10,358                           7,810
--------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities               976,624                         948,951                         865,319
Shareholders' equity                  131,276                         121,526                         109,145
--------------------------------------------------------------------------------------------------------------------------------
         TOTAL                     $1,107,900                      $1,070,477                        $974,464

Net interest income/
   net interest spread                         $52,359     4.41%               $49,498      4.45%              $47,560     4.72%
================================================================================================================================
Net interest margin                                        5.06%                            4.95%                          5.23%
================================================================================================================================

(1) Fully taxable equivalent basis (FTE). The federal statutory rate was 35% for all years presented.
(2)  Nonaccrual loans are included in loan
     balances. Interest income includes related fee income.
(3)  Average balances for securities include SFAS 115 adjustments to fair value.

--------------------------------------------------------------------------------
                                      LOANS

     End of year loan totals show an increase of approximately $23,655,000, or 3.3%. Average daily figures show growth of $38,977,000 or 5.7%. Commercial loans grew by 24% in 1995. This increase was due primarily to continued strong commercial loan demand within certain markets. This has allowed us to increase our loan portfolio without a change in underwriting standards. The following schedule is collateral based, therefore loans are reported as being secured by residential real estate even though they may be for other purposes or include additional collateral.


COMPOSITION OF LOANS OUTSTANDING
(Dollars in thousands)
--------------------------------------------------------------------------------
December 31                           1995      1994     1993     1992      1991
--------------------------------------------------------------------------------
Commercial, financial and
   agricultural                    $76,795   $61,832  $64,665  $67,893  $73,495
Loans secured by real estate:
   Construction                     13,772    11,018   10,320   11,770    9,589
   Commercial                      152,857   152,749  143,763  136,861  129,537
   Residential                     414,543   410,459  378,668  347,524  311,191
Personal                            73,183    71,437   67,596   71,886   79,677
--------------------------------------------------------------------------------
         Total                    $731,150  $707,495 $665,012 $635,934 $603,489
================================================================================

     In May, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights". Companies are required to adopt the new method of accounting for mortgage servicing rights no later than 1996. The Corporation will adopt the new standard during the first quarter of 1996. The effect of such adoption on the Corporation's liquidity, capital resources and results of operations will be immaterial.

                             INVESTMENT SECURITIES

     The Corporation's 1995 investment securities portfolio increased $8,240,000 or 2.7% as measured by end of year figures. On an average daily basis, balances grew by $4,305,000, or 1.5%, based upon 1994's average balances.

     The substantial expansion of the investment portfolio in 1994 was largely attributable to the assumption, in April, of the Homestead deposit base. Approximately $70,000,000 of deposits were acquired in this transaction but related assets were minimal. The bulk of these additional funds were invested in U.S. government securities. Increased loan demand in late 1994 and throughout 1995 have limited the funds available for utilization in the investment securities portfolio as funds have been allocated to higher yielding loan categories.

--------------------------------------------------------------------------------
   The following table shows the composition of the investment securities portfolio as of December 31 for each of the past five years. No single issue represented 10% or more of the entire portfolio at any of the dates presented:

INVESTMENT SECURITIES BY MAJOR CLASSIFICATION
(Dollars in thousands)
-------------------------------------------------------------------------------------------------------------------
December 31                1995                 1994              1993              1992              1991
                        ------------------   ----------------  ----------------  ----------------  ----------------
Carrying Value            Amount         %     Amount       %    Amount       %    Amount       %    Amount       %
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other
   government agencies  $181,784     57.4%   $181,878   58.9%  $128,830   51.4%  $123,279   49.3%  $115,417   49.4%
State and municipal      108,424     34.2%     94,770   30.7%    90,817   36.3%    88,913   35.6%    83,991   35.9%
Other                     26,621      8.4%     31,941   10.4%    30,835   12.3%    37,826   15.1%    34,485   14.7%
-------------------------------------------------------------------------------------------------------------------
         Total          $316,829    100.0%   $308,589  100.0%  $250,482  100.0%  $250,018  100.0%  $233,893  100.0%
===================================================================================================================
Fair Value
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other
   government agencies  $181,784     57.4%   $176,826   58.6%  $131,662   50.7%  $126,041   48.8%  $119,094   49.2%
State and municipal      108,424     34.2%     93,525   31.0%    93,506   36.0%    91,262   35.4%    85,986   35.6%
Other                     26,621      8.4%     31,324   10.4%    34,456   13.3%    40,757   15.8%    36,716   15.2%
-------------------------------------------------------------------------------------------------------------------
         Total          $316,829    100.0%   $301,675  100.0%  $259,624  100.0%  $258,060  100.0%  $241,796  100.0%
===================================================================================================================

     Effective January 1, 1994 the Corporation adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which required management to classify investments in equity securities that have readily determinable fair values and all investments in debt securities as either held-to-maturity and reported at amortized cost, available-for-sale and reported at fair value with unrealized gains and losses reported in a separate component of stockholders' equity, or trading securities and reported at fair value with unrealized gains and losses included in earnings. On January 1, 1994, the Corporation classified all securities as available-for-sale. Adoption of SFAS No. 115 resulted in a $9,142,000 increase in investment securities and a $5,942,000 increase in shareholders' equity accounted for as the cumulative effect of a change in accounting principle. On April 1, 1994, a significant portion of existing debt securities were classified as held-to-maturity. At December 31, 1995, $240,490,000 of investment securities at amortized cost, with unrealized gains of $2,686,000, were transferred from held-to-maturity to available-for-sale pursuant to the transition provisions of the FASB staff's Special Report on SFAS No. 115. As of December 31, 1995 all securities were classified as available-for-sale.

                                    DEPOSITS

     Deposit growth was slow but steady in 1995. End of year totals increased $32,861,000 or 3.7%. Average daily balances grew $17,197,000 or 1.9%. All 1995 growth was internal with no deposit base purchases during the year. The robust growth of 1994 had been fueled by the assumption of approximately $70,000,000 of insured deposits of the former Homestead Federal Savings Association. The Corporation continues to rely upon core deposits as its major source of funds. Core deposits represent noninterest bearing demand deposits, interest bearing demand deposits, savings deposits and time deposits in amounts less than $100,000. Core deposits continue to represent over 95% of deposit totals creating a stable deposit base. The deposit base structure shifted in 1995 as time deposits grew at the expense of lower rate demand and savings deposits. The bulk of these deposits were retained in the form of longer maturity certificates of deposit.

DEPOSITS BY MAJOR CLASSIFICATION
(Dollars in thousands)
---------------------------------------------------------------------------------------------------------------------
                         1995                  1994                  1993               1992              1991
                   ------------------     -----------------     -----------------  ----------------  ----------------
December 31             Amount      %         Amount      %         Amount      %      Amount     %      Amount     %
---------------------------------------------------------------------------------------------------------------------

Noninterest bearing
   demand deposits  $111,194    11.9%      $96,955    10.8%       $83,840   10.0%   $81,133    9.8%   $76,445    9.6%
Interest bearing     232,056    24.9%      248,866    27.7%       245,918   29.4%   233,178   28.1%   212,398   26.7%
   demand deposits
Savings deposits     184,193    19.8%      204,350    22.7%       194,905   23.3%   173,547   20.9%   127,983   16.1%
Time deposits
   under $100,000    364,963    39.2%      316,055    35.2%       281,591   33.7%   307,763   37.2%   339,893   42.6%
Time deposits
   of $100,000 or
   more               39,314     4.2%       32,633     3.6%        30,479    3.6%    33,066    4.0%    40,224    5.0%
---------------------------------------------------------------------------------------------------------------------
                    $931,720   100.0%     $898,859   100.0%      $836,733  100.0%  $828,687  100.0%  $796,943  100.0%
=====================================================================================================================


--------------------------------------------------------------------------------
                             SHORT-TERM BORROWINGS

     Short-term borrowings consist of repurchase agreements, the Treasury tax and loan note option program and occasional purchases of federal funds or purchases at the discount window. Repurchase agreements are typically written for one to thirty day periods with rates tied to 91-day Treasury Bills. The Treasury tax and loan funds carry a cost 25 basis points below the prevailing federal funds rate and are subject to call. Short-term borrowings outstanding at December 31, 1995, were $53,530,000 with a rate of approximately 5.43%.

     The maximum amounts of borrowings outstanding at any month-end during each year of the reporting period were as follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
                      1995      1994            1993      1992             1991
--------------------------------------------------------------------------------
Amount             $61,713      $62,168      $32,970      $32,819       $17,576
Date            January 31  November 30   January 31   October 31   December 31

     Average amounts outstanding and weighted average rates thereon for each year of the reporting period were as follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
                      1995      1994          1993      1992           1991
--------------------------------------------------------------------------------
Average outstanding $48,983   $39,154       $23,963   $17,751         $9,553
Rate                   5.45%     4.37%         3.19%     3.54%          5.27%

     The Corporation's use of purchased funds has grown over the past five years but such borrowings still represent a relatively minor source of funds. Short-term borrowings represented 5.4% of our pool of deposits and other interest bearing funds at December 31, 1995. On an average daily basis they represented 5.1%, 4.2% 2.8%, 2.1% and 1.2% of the pool of deposits and other interest bearing funds for 1995, 1994, 1993, 1992, and 1991, respectively.

                        NONINTEREST INCOME AND EXPENSES

     The Banks historically have been excellent performers regarding the control of noninterest expenses. Peer data has consistently shown the Corporation operating with overhead expenditures well below industry averages. Noninterest income peer comparisons are not quite as strong but have shown improvement during 1995 and 1994. The control of net overhead remains a primary strength of the Corporation as demonstrated by the fully taxable equivalent efficiency ratios of 51.3%, 52.6% and 50.6% generated for 1995, 1994 and 1993, respectively. Net overhead comparisons exceed peer levels comfortably and the percentage of noninterest expense covered by noninterest income has remained stable at 24.8%, 23.8% and 24.5% for 1995, 1994 and 1993, respectively.

     Other income increased $524,000, or 7.2%, in 1995 due primarily to increases of $128,000 in service charges on deposit accounts and $328,000 in securities gains. The service charge structure is reviewed annually and securities gains were taken primarily from the equity securities portfolio in response to the existence of a capital loss carryforward that expires December 31, 1996. In addition, fees generated by our ATM network increased by $125,000 and fees generated by our bank card program increased by $45,000 during 1995.

     Other expenses rose $886,000, or 2.9%, in 1995. The opening of four new full service branches and one drive-up facility along with operational equipment upgrades were the major contributors to staff, occupancy and furniture and equipment increases during the year.


--------------------------------------------------------------------------------
ANALYSES OF NONINTEREST INCOME AND EXPENSES
(Dollars in thousands)
--------------------------------------------------------------------------------
                                                                  % Change
                                                            --------------------
Year Ended December 31               1995     1994     1993 1995-1994  1994-1993
--------------------------------------------------------------------------------
Other income:
     Fiduciary income              $2,286   $2,315   $2,118     (1.3%)    9.3%
     Service charges on deposit
        accounts                    2,292    2,164    1,976      5.9%     9.5%
     Securities gains                 472      144       38    227.8%   278.9%
     Other operating income         2,766    2,669    2,733      3.6%    (2.3%)
--------------------------------------------------------------------------------
                                   $7,816   $7,292   $6,865      7.2%     6.2%
--------------------------------------------------------------------------------
Other expenses:
     Salaries                     $11,737  $10,951  $10,092      7.2%     8.5%
     Employee benefits              3,785    3,684    3,395      2.7%     8.5%
     Occupancy expenses             2,244    2,184    1,923      2.7%    13.6%
     Furniture and equipment
        expenses                    1,889    1,611    1,313     17.3%    22.7%
     Federal deposit insurance
        assessment                  1,238    1,977    1,822    (37.4%)    8.5%
     Other operating expense       10,603   10,203    9,486      3.9%     7.6%
--------------------------------------------------------------------------------
                                  $31,496  $30,610  $28,031      2.9%     9.2%
--------------------------------------------------------------------------------
     Noninterest income as a
           % of noninterest
        expenses                    24.8%    23.8%    24.5%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              FEDERAL INCOME TAXES

     The Corporation's effective federal income tax rate for 1995 was 25.3%, as compared to 24.8% in 1994 and 27.1% in 1993. The Corporation's 1996 effective federal income tax rate is expected to increase to approximately 28.3% since taxable income is expected to exceed $18.3 million filling the 38% marginal bracket.

     Bad debt deductions for the commercial banks are based solely on specific charge-offs. The Corporation elected the cut-off method of accounting for loan loss reserves and does not currently anticipate a material impact resulting from recapture of existing commercial bank reserves.

     The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and changed from the deferred method of accounting for income taxes per APB No. 11 to the asset and liability method per SFAS No. 109, effective January 1, 1993. The cumulative effect of this change in accounting for income taxes was a $373,000 increase in net income and was reported separately in the consolidated statement of income for the year ended December 31, 1993.

--------------------------------------------------------------------------------
                          ASSET QUALITY/RISK ANALYSIS

     The quality of the Corporation's asset structure continues to be excellent. Management devotes a substantial amount of time to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the minimization of risk associated with such outlays. Asset quality stands out as the single strongest component of Financial Trust Corp's financial position when compared to industry peers. Most asset quality ratios exceed the 90th percentile in peer rankings.

--------------------------------------------------------------------------------
Loan Risk Analysis: The Banks follow generally conservative lending practices and continue to carry high quality loan portfolios with no unusual or undue concentrations of credit. No loans are extended to non-domestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low compared to industry standards. Net charge-offs represented only .13%, .07% and .03% of average outstanding loans in 1995, 1994 and 1993, respectively. Nonperforming loans, as represented by nonaccrual and restructured items were only .44%, .49% and .71% of outstanding loans at December 31, 1995, 1994 and 1993, respectively. Loans 90 days or more past due and still accruing represented .25%, .33% and .27% of outstanding loans at December 31, 1995, 1994 and 1993, respectively. Loan delinquencies represented
 .97%, .90% and .68% of outstanding loans at December 31, 1995, 1994 and 1993.

Allowance for Loan Losses: Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. In order to assess this risk, an ongoing loan review process continually evaluates the current financial condition of commercial borrowers, local and national economic conditions, and the current level of delinquencies. Through this process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. The provision for loan losses amounted to $709,000, $840,000 and $3,640,000 for 1995, 1994 and 1993, respectively. These provisions compared to net charge-offs of $939,000 in 1995, $475,000 in 1994 and $202,000 in 1993. At
December 31, 1995 and 1994, respectively, the allowance for loan losses represented 460% and 490% of nonaccrual loans. Unallocated reserves at December 31, 1995 were $5,431,000, representing 49.2% of the total reserve portion. Unallocated reserves grew by $1,147,000, or 26.8%, during 1995.

SUMMARY OF LOAN LOSS EXPERIENCE
(Dollars in thousands)
--------------------------------------------------------------------------------
Year Ended December 31              1995     1994     1993     1992      1991
--------------------------------------------------------------------------------
Amount of loans outstanding
   at end of period              $731,150 $707,495 $665,012 $635,934  $603,489
================================================================================
Daily average loans outstanding  $720,320 $681,343 $646,443 $618,094  $594,417
================================================================================
Balance of allowance for possible loan
   losses at beginning of period $11,268  $10,903   $7,465   $6,294    $5,632
Loans charged off:
   Real Estate - Residential        (266)    (224)     (85)    (695)      (96)
   Real Estate - Commercial         (467)    (189)       0        0      (119)
   Commercial                        (86)     (95)    (167)    (577)     (223)
   Consumer                         (260)    (210)    (334)    (529)     (577)
                                 ---------------------------------------------
          Total Charge Offs       (1,079)    (718)    (586)  (1,801)   (1,015)
Recoveries of loans previously
   charged off:
   Real Estate - Residential          31       80       15        1         0
   Real Estate - Commercial            0        0        0        0         0
   Commercial                         15       34      204       36        16
   Consumer                           94      129      165      135       163
                                 ---------------------------------------------
          Total Recoveries           140      243      384      172       179
--------------------------------------------------------------------------------
Net loans recovered (charged off)   (939)    (475)    (202)  (1,629)     (836)
Additions to allowance charged to
   expense                           709      840    3,640    2,800     1,498
--------------------------------------------------------------------------------
Balance at end of period         $11,038  $11,268  $10,903   $7,465    $6,294
================================================================================
Ratio of net charge-offs to average
   loans outstanding                0.13%    0.07%    0.03%    0.26%     0.14%
================================================================================
Ratio of allowance to gross loans
   outstanding at December 31       1.51%    1.59%    1.64%    1.17%     1.04%
================================================================================

--------------------------------------------------------------------------------
      The allocation of our allowance for loan losses for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 is as follows:



(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------
                      1995                1994                1993                1992                1991
                -------------------    ------------------  ------------------   -------------------   -----------------
                         Percent of            Percent of          Percent of            Percent of          Percent of
                           Loans in              Loans in            Loans in              Loans in            Loans in
                               Each                  Each                Each                  Each                Each
                           Category              Category            Category              Category            Category
                 Amount    to Total     Amount   to Total   Amount   to Total    Amount    to Total    Amount  to Total
-----------------------------------------------------------------------------------------------------------------------
Real estate      $5,261       79.5%     $6,168      81.2%   $4,816      80.1%    $4,040       78.0%    $3,862     74.6%
Commercial          224       10.5%        667       8.7%    1,021       9.7%       454       10.7%       529     12.2%
Consumer            122       10.0%        148      10.1%      193      10.2%       124       11.3%       171     13.2%
Unallocated       5,431                  4,285               4,873                2,847                 1,732
-----------------------------------------------------------------------------------------------------------------------
                $11,038                $11,268             $10,903               $7,465                $6,294
=======================================================================================================================


Risk Elements: Nonperforming assets are comprised of nonaccrual and restructured loans and real estate owned other than bank premises (OREO). OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the allowance for loan losses.

NONPERFORMING ASSETS
(Dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------------
December 31                                                                        1995      1994      1993      1992      1991
-------------------------------------------------------------------------------------------------------------------------------
Loans on nonaccrual (cash) basis                                                 $2,402    $2,298    $2,910    $1,173    $1,473
Loans whose terms have been renegotiated to provide a
  reduction or deferral of interest or principal because of a
  deterioration in the financial position of the borrower                             0         0       442       138       140
OREO                                                                                793     1,158     1,408     1,442     1,591
-------------------------------------------------------------------------------------------------------------------------------
          Total nonperforming assets                                             $3,195    $3,456    $4,760    $2,753    $3,204
================================================================================================================================
          Ratio of nonperforming assets to total loans
            and OREO                                                               0.44%     0.49%     0.71%     0.43%     0.53%
================================================================================================================================
          Ratio of nonperforming assets to total assets                            0.28%     0.32%     0.48%     0.29%     0.35%
================================================================================================================================

OTHER RISK ITEMS
(Dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------------
December 31                                                                        1995      1994      1993      1992      1991
-------------------------------------------------------------------------------------------------------------------------------
Loans past due 90 or more days and still accruing                                $1,803    $2,318    $1,794    $1,353    $3,665
-------------------------------------------------------------------------------------------------------------------------------
Percentage of total loans and OREO                                                 0.25%     0.33%     0.27%     0.21%     0.61%
================================================================================================================================
Percentage of total assets                                                         0.16%     0.21%     0.18%     0.14%     0.40%
================================================================================================================================

     The Corporation's loan loss history has been quite good compared to industry standards and current risk analysis appears favorable. The reserve for loan losses is consistent with the current composition of the loan portfolio and adequately covers the risks management sees under present economic conditions. As the economy continues to improve, the Corporation expects to see continued loan growth which may require appropriate adjustment to reserves.

     In May 1993, the FASB issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114, as subsequently amended by SFAS No. 118, was required to be adopted by the Corporation in its fiscal year beginning January 1, 1995. The January 1, 1995 adoption had no effect on the Corporation's financial position and results of operations.

--------------------------------------------------------------------------------
                         LIQUIDITY AND RATE SENSITIVITY

     The primary function of asset/liability management is to assure adequate liquidity and rate sensitivity. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management requires the maintenance of an appropriate balance between interest-sensitive assets and liabilities. Interest-bearing assets and liabilities that are maturing or repricing should be adequately balanced to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

     The Banks have consistently followed a strategy of pricing assets and liabilities according to prevailing market rates and matching maturities as prudently as possible, within the guidelines of sound marketing and competitive practices. The goal is to maintain a predominantly matched position with very few planned mismatches. Rate spreads will be sacrificed at times in order to enable the overall rate sensitivity position to stay within the guidelines called for by asset/liability management policy. Rate sensitivity is measured by monthly gap analyses plus periodic simulation and rate shock analyses. Investment and pricing decisions are made using both liquidity and rate sensitivity analyses as tools. The schedules that follow reflect the degree to which the Corporation can adjust its investment portfolios to meet interest rate changes. Additionally, the Corporation's subsidiary banks are Federal Home Loan Bank (FHLB) members. Standard credit arrangements available to FHLB members provide the Corporation with increased liquidity.

ANALYSIS OF INVESTMENT SECURITIES PORTFOLIO
MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
(Dollars in thousands)
-------------------------------------------------------------------------------------------
                                                   After One   After Five  After
                                          One Year But Within  But Within   Ten
                                           or Less Five Years  Ten Years   Years    Total
-------------------------------------------------------------------------------------------
U.S. Treasury:
         Amortized Cost                    $32,631  $40,224       $0         $0    $72,855
         Yield                                5.58%    6.14%    0.00%      0.00%      5.89%
U.S. Government agencies:
         Amortized Cost                     56,561   50,518      521          0    107,600
         Yield                                6.24%    6.33%    6.57%      0.00%      6.28%
States and political
   subdivisions: (Tax Exempt)
         Amortized Cost                     26,810   54,949   19,843      2,136    103,738
         Tax-equivalent yield
            (35% bracket)                     7.59%    7.61%    7.80%      8.56%      7.66%
States and political
   subdivisions: (Taxable)
         Amortized Cost                      1,211    1,629      298          0      3,138
         Yield                                5.85%    5.48%    6.50%      0.00%      5.72%
Other securities:
         Amortized Cost                      7,439    8,194        0          0     15,633
         Yield                                5.98%    6.75%    0.00%      0.00%      6.38%
-------------------------------------------------------------------------------------------
              Total amortized cost of
                debt securities           $124,652 $155,514  $20,662     $2,136   $302,964
              =============================================================================
              Yield                           6.34%    6.75%    7.75%      8.56%      6.66%
              =============================================================================
              % of Portfolio                  41.1%    51.4%     6.8%       0.7%     100.0%


ANALYSIS OF LOAN PORTFOLIO
MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES
(Dollars in thousands)
-------------------------------------------------------------------------------------------
Loans Maturing or Repricing
                                                   After One  After Five   After
                                          One Year But Within But Within     Ten
                                           or Less Five Years Ten Years    Years    Total
-------------------------------------------------------------------------------------------
Commercial, Variable                       $94,129   $9,302   $3,522         $0   $106,953
Commercial, Fixed                           20,347   22,958   20,182     21,870     85,357
Mortgage, Construction                      13,772        0        0          0     13,772
Mortgage, Variable                         246,423   63,542    8,492          0    318,457
Mortgage, Fixed                              8,891   25,526   27,714     24,189     86,320
Revolving Home Equity
   Lines                                    16,590        0        0          0     16,590
Consumer                                    38,471   46,453   18,389        388    103,701
-------------------------------------------------------------------------------------------
         Total                            $438,623 $167,781  $78,299    $46,447   $731,150
===========================================================================================
         % of Portfolio                       60.0%    22.9%    10.7%       6.4%     100.0%


     Outstanding loans grew $23,655,000 from December 31, 1994 to December 31, 1995. Growth in variable commercial loans, however, exceeded the growth of the overall loan portfolio during this period. Variable lending to such an extent is necessary to offset funds sources that continue to shorten in maturity.


     Maturities of time certificates of deposit of $100,000 or more, issued by domestic offices, outstanding at December 31, 1995, are summarized as follows:

(Dollars in thousands)
------------------------------------------------------------------
         Matures in:                                      Amount
------------------------------------------------------------------
         3 months or less                                  $18,528
         Over 3 through 12 months                           11,463
         Over 1 through 5 years                              9,323
         Over 5 through 10 years                                 0
------------------------------------------------------------------
           Total                                           $39,314
==================================================================

     Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight federal funds on which rates change daily and loans which are tied to prime rate differ considerably from long term investment securities and fixed rate loans. Similarly, time deposits over $100,000 and short term certificates are much more rate sensitive than passbook savings accounts and long term certificates. The shorter term interest rate sensitivities are key to measuring the interest sensitivity gap, or excess of interest earning assets over interest bearing liabilities.

     The following table shows the interest sensitivity gaps for six different time intervals as of December 31, 1995. For the first 3 months there is an excess of interest bearing liabilities over interest earning assets. The liability sensitivity all arises within the first month and is mitigated thereafter. A balanced position is achieved, on a cumulative basis, at approximately 6 months and a positive cumulative position, or excess of interest earning assets over interest bearing liabilities, is maintained through the remaining time frames but within the confines of Corporation asset/liability management policy. Interest-sensitive categories represent ranges in which assets and liabilities can be repriced, not necessarily their actual maturities. After 5 year amounts include assets and liabilities with interest sensitivity of more than 5 years or with indefinite repricing schedules. Due to the increasing popularity of investment securities that contain call features, an abbreviated alternate presentation is provided which reports such securities at their next call date. This presentation demonstrates an increased asset sensitivity but still within policy confines.


RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1995
(Dollars in millions)
----------------------------------------------------------------------------------------------------------------------------------
                                                   Interest Sensitivity Period
                                     ---------------------------------------------------------------------------------------------
                                      Within    After 3 Months  After 6 Months  After 9 Months   After 1 Year     After 5
                                     3 Months  Within 6 Months Within 9 Months Within 12 Months Within 5 Years    Years      Total
----------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets (RSA):
Loans                                    $202             $102             $98              $97           $168      $57       $724
Investment securities                      23               22              16               20            149       76        306
Other earning assets                        8                0               0                0              0        0          8
----------------------------------------------------------------------------------------------------------------------------------
     Total Rate Sensitive Assets         $233             $124            $114             $117           $317     $133     $1,038
==================================================================================================================================
Rate Sensitive Liabilities (RSL):
Interest-bearing deposits                $214              $76             $44              $31           $115       $3       $483
Other interest bearing liabilties          61                0               0                0              0        0         61
----------------------------------------------------------------------------------------------------------------------------------
     Total Rate Sensitive Liabilites     $275              $76             $44              $31           $115       $3       $544
==================================================================================================================================
Rate Sensitivity Gap:
Period                                   $(42)             $48             $70              $86           $202     $130
Cumulative                                (42)               6              76              162            364      494
----------------------------------------------------------------------------------------------------------------------------------
Gap as a Percent of Total Assets:
Period                                   (3.7)%            4.2%            6.2%             7.6%          17.8%    11.4%
Cumulative                               (3.7)%            0.5%            6.7%            14.2%          32.0%    43.4%
----------------------------------------------------------------------------------------------------------------------------------
RSA/RSL Cumulative                        0.85             1.02            1.19             1.38
==================================================================================================================================

Rate Sensitivity Gap Modified for Investment Securities with Call Features:
Investment Securities with
  call features                             $7             $20              $12               $8             $6     ($53)
Rate Sensitivity Gap Modified for Calls:
Period                                     (35)             68               82               94            208       77
Cumulative                                 (35)             33              115              209
-------------------------------------------------------------------------------------------------
RSA/RSL Cumulative                        0.87             1.09            1.29             1.49

==================================================================================================================================

--------------------------------------------------------------------------------
                              EFFECTS OF INFLATION

     Financial Trust Corp's asset and liability structure is primarily monetary in nature. Therefore, the Corporation's assets and liabilities are affected by inflation. Changes in interest rates may have an impact on the financial performance of the banking industry and interest rates do not necessarily move in the same direction or in the same magnitude as prices of other goods and services. Interest rates often reflect government policy initiatives or economic factors not measured by a price index.

                                CAPITAL ADEQUACY

     The Corporation maintains a strong capital base in order to take advantage of business opportunities while ensuring that it has adequate resources to absorb both normal and unusual risks inherent in the banking business. Internal capital generation, net income retained after declaration of dividends, has been the primary method employed to increase capital accounts. Total shareholders' equity rose $15,203,000 during 1995 an increase of 12.1% over the previous year end. This followed growth in shareholders' equity of 9.7% and 8.9% for 1994 and 1993 respectively. The steadily increasing earnings stream during this period has allowed the Corporation to significantly increase cash dividends paid to shareholders. Cash dividends rose $586,000, or 9.5% over 1994 levels. The capital position has been consistently strong as demonstrated by the ratios that follow:

CAPITAL AND DIVIDEND RATIOS
(Dollars in thousands)
--------------------------------------------------------------------------------
At December 31                                   1995     1994     1993
--------------------------------------------------------------------------------
Equity/Assets                                   12.39%   11.54%   11.53%

For the Year
--------------------------------------------------------------------------------
Average Equity/Average Assets                   11.85%   11.35%   11.20%
Dividends paid                                 $6,783   $6,197   $5,620
Dividend payout                                 37.40%   37.72%   39.20%

     In 1990, bank regulators began to phase-in risk-based and minimum leverage capital ratios for assessing capital adequacy. The risk-based capital ratios, based upon guidelines adopted by bank regulators in 1989, focus upon credit risk. In general, the standards require banks and bank holding companies to maintain capital based on risk-adjusted assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance-sheet activities such as loan commitments and interest rate swaps.

     At December 31, 1992, risk-based capital requirements became fully implemented. Capital elements are segmented into two tiers. Tier 1 capital represents shareholders' equity reduced by intangible assets, while Tier II capital includes certain allowable long-term debt and the portion of the allowance for loan losses equal to 1.25% of risk-adjusted assets. The minimum leverage ratio guideline is intended to supplement the risk-based capital ratios and is based upon Tier I capital less intangibles as a percentage of average assets.

     The maintenance of a strong capital base at both the parent and subsidiary levels is an integral part of Financial Trust Corp's operating philosophy. The risk-based capital ratios of the Corporation and each banking subsidiary have consistently exceeded regulatory requirements by a substantial amount. The Corporation's risk-based capital ratios were as follows:

                                                               Regulatory
At December 31                          1995     1994     1993   Minimum
--------------------------------------------------------------------------------
Tier I capital ratio                   18.54%   17.51%   17.61%    4.00%
Total (Tier II) capital ratio          19.78%   18.76%   18.86%    8.00%
Leverage ratio                         11.85%   10.70%   11.29%    3.00%

--------------------------------------------------------------------------------
                               REGULATORY MATTERS

     Financial Trust Corp and its banking subsidiaries are subject to periodic examinations by one or more of the various regulatory agencies. During 1995, several examinations were conducted at both the parent and subsidiary levels. The examinations included, but were not limited to, procedures designed to review lending practices, credit quality, liquidity, compliance, operations, and capital adequacy of those companies. No comments were received from the various regulatory bodies which, if implemented, would have a material effect on Financial Trust Corp's liquidity, capital resources, or operations.
     In September, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (Riegle-Neal Act) into law. Basically, the new law, in time, will permit adequately capitalized and adequately managed banks and bank holding companies to acquire or merge with banks in most other states. It also permits banks to branch across state lines. States must decide by, June 1, 1997 whether to participate in interstate branching. In July 1995, the Commonwealth of Pennsylvania elected early opt-in, by enacting Act 39 of 1995 (Act 39). Act 39 amends the Pennsylvania Banking Code to authorize full and immediate interstate banking and branching pursuant to the federal Riegle-Neal Act. Predictions are that banking industry consolidation will continue to occur and possibly accelerate as the industry strives for greater cost efficiencies and market share. In the short term, management believes the effect of this new legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial.

     The recapitalization of the Savings Association Insurance Fund (SAIF) is still being debated as we release this report. Financial Trust Corp has two former thrift institution deposit bases, approximating $134,000,000, that continue to be SAIF insured. Recent proposals for SAIF recapitalization would create a settlement liability of approximately $988,000 for the Corporation. This would reduce net income in the year of settlement by approximately $642,000.

                              FINANCIAL TRUST CORP
                        QUARTERLY RESULTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

(Dollars in thousands, except per share data)
----------------------------------------------------------------------------------------------
Three Months Ended                  March 31    June 30   September 30   December 31
----------------------------------------------------------------------------------------------
    1995
Interest income                      $19,707    $20,569        $21,111       $21,468
Interest expense                       7,853      8,465          8,836         9,042
Net interest income                   11,854     12,104         12,275        12,426
Provision for loan losses                 76        121            126           386
Securities gains (losses)                 19        125             74           254
Other income                           1,780      1,833          1,910         1,821
Other expenses                         7,924      7,888          7,693         7,991
Income before income taxes             5,653      6,053          6,440         6,124
Applicable income taxes                1,325      1,558          1,706         1,546
Net income                             4,328      4,495          4,734         4,578
Net income per share                    0.56       0.58           0.61          0.59
Historical cash dividends per share     0.23       0.23           0.23          0.25
Cash dividends per share restated for
 pooling                                0.21       0.21           0.21          0.25
Return on average assets                1.60 %     1.64 %         1.69 %        1.63 %
Return on average equity               13.68 %    13.86 %        14.25 %       13.49 %


(Dollars in thousands, except per share data)
----------------------------------------------------------------------------------------------
Three Months Ended                  March 31    June 30   September 30   December 31
----------------------------------------------------------------------------------------------

    1994
Interest income                      $17,093    $18,229        $18,904       $19,466
Interest expense                       6,135      6,882          7,138         7,524
Net interest income                   10,958     11,347         11,766        11,942
Provision for loan losses                210        175            155           300
Securities gains (losses)                 47        146              0           (49)
Other income                           1,669      1,799          1,843         1,837
Other expenses                         7,049      7,856          7,693         8,012
Income before income taxes             5,415      5,261          5,761         5,418
Applicable income taxes                1,320      1,197          1,493         1,416
Net income                             4,095      4,064          4,268         4,002
Net income per share                    0.53       0.52           0.55          0.52
Historical cash dividends per share     0.21       0.21           0.22          0.23
Cash dividends per share restated for
 pooling                                0.19       0.19           0.20          0.22
Return on average assets                1.64%      1.50%          1.56%         1.46%
Return on average equity               13.63%     13.59%         13.98%        12.89%


The acquisition of Washington County National Bank (WCNB) on September 30, 1995 was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements have been restated to include the accounts of WCNB for all periods presented. Cash dividends are presented both as historically paid and as restated for the pooling.

                              FINANCIAL TRUST CORP
                            SELECTED FINANCIAL DATA
                               FIVE YEAR SUMMARY

(Dollars in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------
Year Ended December 31                                  1995         1994        1993         1992       1991
---------------------------------------------------------------------------------------------------------------
Summary of Operations
   Interest income                                     $ 82,855    $ 73,692    $ 70,648    $ 76,486    $ 80,529
   Interest expense                                      34,196      27,679      26,698      34,214      43,462
   Net interest income                                   48,659      46,013      43,950      42,272      37,067
   Provision for loan losses                                709         840       3,640       2,800       1,498
   Net interest income after provision
      for loan losses                                    47,950      45,173      40,310      39,472      35,569
   Securities gains                                         472         144          38         192         156
   Other income                                           7,344       7,148       6,827       6,127       5,647
   Other expenses                                        31,496      30,610      28,031      25,991      24,063
   Income before income taxes                            24,270      21,855      19,144      19,800      17,309
   Applicable income taxes                                6,135       5,426       5,182       4,780       3,857
   Income before cumulative effect
      of an accounting change -
      operating income                                   18,135      16,429      13,962      15,020      13,452
   Cumulative effect of a change
      in an accounting principle                             --          --         373          --          --
   Net Income                                          $ 18,135    $ 16,429    $ 14,335    $ 15,020    $ 13,452

Per Common Share Data (1)
   Income before cumulative effect
      of an accounting change -
      operating income                                 $   2.34    $   2.12    $   1.80    $   1.94    $   1.74
   Net income                                              2.34        2.12        1.85        1.94        1.74
   Historical cash dividends                               0.94        0.87        0.78        0.72        0.68
   Cash dividends as restated                              0.88        0.80        0.72        0.67        0.63
   Book value at year-end                                 18.17       16.21       14.77       13.60       12.31

Stock Price Statistics
   Stock price:
      Close                                            $  30.25    $  28.75    $  32.44    $  23.18    $  15.91
      High                                                31.50       34.88       33.00       24.64       15.98
      Low                                                 26.75       27.00       21.18       15.08       11.70
   Stock close/book value at year-end
   (Book multiple)                                         1.66        1.77        2.19        1.70        1.29
   Stock close/net income per share (PE ratio)            12.93       13.56       17.54       11.95        9.14

Year-End Balance Sheet Data
   Assets                                            $1,138,437  $1,090,576    $995,171    $964,917    $918,184
   Loans                                                731,150     707,495     656,012     635,934     603,489
   Deposits                                             931,720     898,859     836,733     828,687     796,943
   Shareholders' equity                                 141,072     125,869     114,737     105,375      95,171

Performance Statistics
   Return on average assets                                1.64%       1.53%       1.47%       1.60%       1.54%
   Return on average equity                               13.81%      13.52%      13.13%      15.10%      14.96%
   Average equity/average assets                          11.85%      11.35%      11.20%      10.57%      10.29%
   Equity/assets at year-end                              12.39%      11.54%      11.53%      10.92%      10.37%


(1) The acquisition of Washington County National Bank (WCNB) on September 30, 1995 was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements have been restated to include the accounts of WCNB for all periods presented. Cash dividends are presented both as historically paid and as restated for the pooling.

                        MARKET AND DIVIDEND INFORMATION

The common stock of Financial Trust Corp is traded on the Nasdaq National
Market tier of The Nasdaq Stock Market under the symbol FITC. At the close of business on December 31, 1995, there were approximately 3,500 shareholders of record, with a total of 7,765,433 shares outstanding. The table below sets forth the range of high and low quarterly sales prices and dividends declared per common share. Washington County National Bank (WCNB) was acquired on September 30, 1995 via the issuance of 1,054,576 shares of FITC common stock plus $9,000 in lieu of fractional and dissenting shares. The transaction was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements have been restated to include the accounts of WCNB for all periods presented. Quarterly dividends are disclosed in the table that follows both as originally paid on FITC shares and as restated for the aforementioned pooling-of-interests:

                                 1995                                        1994
               ---------------------------------------    -----------------------------------------------
                                               Quarterly                                      Quarterly
                                 Historical    Dividend                       Historical       Dividend
                Market Price     Quarterly     Restated      Market Price     Quarterly        Restated
                High     Low     Dividend    for Pooling     High      Low     Dividend       for Pooling
---------------------------------------------------------------------------------------------------------
First Quarter  $29.00   $26.75    $ .23       $ .21        $34.88   $31.50      $ .21            $ .19
Second Quarter  28.00    26.75      .23         .21         33.38    30.75        .21              .19
Third Quarter   29.50    26.75      .23         .21         32.25    30.75        .22              .20
Fourth Quarter  31.50    28.75      .25         .25         32.00    27.00        .23              .22
---------------------------------------------------------------------------------------------------------
                                  $ .94       $ .88                             $ .87            $ .80


INVESTOR INFORMATION

Annual Meeting
The Annual Meeting of Shareholders of
Financial Trust Corp will be held on
Wednesday, April 24, 1996 at the
Corporate Headquarters, 1415
Ritner Highway, Carlisle, PA.

Form 10-K
Shareholders may obtain copies of the
Corporation's Annual Report on Form
10-K, as filed with the Securities and
Exchange Commission, without charge
upon written request to Mr. Bradley S.
Everly, Senior Vice President and CFO,
Financial Trust Corp, P.O. Box 220,
Carlisle, PA  17013.

Transfer Agent
The Transfer Agent for Financial Trust
Corp is Financial Trust
Services Company, 310 Allen Rd.,
P.O. Box 220, Carlisle, PA  17013.

Dividend Reinvestment Plan
Shareholders may acquire additional
shares of common stock with their
dividends through a Dividend
Reinvestment Plan. Voluntary cash
payments may also be made each
quarter. Further information may be
obtained by writing to the Transfer
Agent at the above address.

NASDAQ MARKET MAKERS

The Chicago Corporation
208 South LaSalle Street, Chicago, IL  60604
(312) 855-7600

Fahnestock & Co., Inc.
110 Wall Street, New York, NY  10005
(212) 422-7813

Ferris Baker Watts, Inc.
100 Light Street - 9th Floor, Baltimore, MD  21202
(800) 638-7411

Herzog, Heine, Geduld, Inc.
525 Washington Blvd., Jersey City, NJ  07310
(212) 962-0300

Legg Mason Wood Walker, Inc.
1 Battery Park Plaza, New York, NY  10005
(212) 428-4949

F.J. Morrissey & Co.
1700 Market St., Suite 1420, Philadelphia, PA  19103
(215) 563-8500

Ryan, Beck & Co.
80 Main Street, West Orange, NJ 07052
(201) 325-3000

Wheat First, Butcher, Singer
901 E. Byrd St.,
Richmond, VA 23219
(804) 649-2311

                             DIRECTORS AND OFFICERS

FINANCIAL TRUST CORP

Board of Directors

Ray L. Wolfe (2,4)
Chairman & CEO

Lynn S. Baker
Executive Vice President
Financial Trust Company

Thomas E. Beck (3)
Vice President/Finance
Bitrek Corp.

Harold L. Brake (2,3,4)
Chairman
Chambersburg Trust Company
President
Charles E. Brake Co., Inc.

Robert W. Brown (1,2,4)
President
Wacco Properties, Inc.

George P. Buckey (3)
Retired President
Teledyne Landis Machine Co.

Thomas G. Burkey (1,3)
Owner
Horst Electric Company

James E. Byron (1)
International Trade Specialist
U.S. Department of Commerce

Dennis C. Caverly (2)
Chairman & CEO
First National Bank and Trust Co
President
Financial Trust Services Company

George F. Henneberger (1)
Owner
Stickell's General Store

Webb S. Hersperger, M.D.(1)
Physician

Allan W. Holman, Jr., Esq. (1)
Partner
Holman & Holman

William H. Kiick (2)
President & CEO
Financial Trust Company

Richard G. King (2,3,4)
President
Utz Quality Foods, Inc.

M.L. Patterson, Jr. (2)
President & CEO
Washington County National Bank

Thomas H. Shank (2,3,4)
Chairman
Washington County National Bank
Chairman
G.A. Miller Lumber Company
Real Estate Developer

William F. Shull
Retired Executive Director
Greater Waynesboro Chamber
of Commerce

Paul L. Strickler (1,2,4)
Retired Executive Vice President
United Telephone System-
Eastern Group

Jack K. Sunday (3)
Dairy Farmer

Mary Ann Warrell (3)
Director
Pennsylvania Dutch Co., Inc.

Peter C. Zimmerman (2)
President & COO
President & CEO
Chambersburg Trust Company

Officers

Ray L. Wolfe
Chairman & CEO

Peter C. Zimmerman
President & COO

Bradley S. Everly
Senior Vice President & CFO

Lynn S. Baker
Senior Vice President

Dennis C. Caverly
Senior Vice President

William H. Kiick
Senior Vice President

M.L. Patterson, Jr.
Senior Vice President

Deborah L. Block
Vice President - Compliance

Wade E. Bucher
Vice President - Audit

Benjamin S. Stoops
Vice President - Operations

Robert K. Wrigley
Vice President - Personnel

Ronda S. Layton
Controller

Victoria L. Robinson
Treasurer

Lauren L. Shutt
Secretary

FINANCIAL TRUST COMPANY

Board of Directors

Ray L. Wolfe
Chairman

Webb S. Hersperger, M.D.
Wayne D. Hill (1)
Allan W. Holman, Jr., Esq.
William H. Kiick
Richard G. King
Ronald M. Leitzel
Edward J. O'Donnell, III (1)
Ron L. Scott
Paul L. Strickler
Jack K. Sunday
Mary Ann Warrell

Executive Officers

Ray L. Wolfe
Chairman of the Board

William H. Kiick
President & CEO

Lynn S. Baker
Executive Vice President

John H. Bowers
Senior Vice President &
Chief Lending Officer

Mark R. Basehore
Vice President - Lending

Marilyn K. Gillern
Vice President - Branch
Administration

R. Fred Hefelfinger
Vice President - Lending

James P. Helt
Vice President - Lending

Jeffrey C. Miller
Vice President - Lending

Lauren L. Shutt
Vice President & Treasurer

John A. Strevig
Vice President - Branch
Administration

Jane F. Burke
Secretary

Hanover Division
Associates

Daniel D. Ehrhart III
Rev. Dr. Gary F. Greth
Wayne D. Hill
Jeffry L. Hoffheins
William H. Kiick
Richard G. King, Chairman
Edward J. O'Donnell, III
Dr. William F. Railing
Patrick K. Stambaugh
Ray L.Wolfe

  1 Audit Committee
  2 Executive Committee
  3 Human Resources Committee
  4 Planning Committee

FINANCIAL TRUST CORP AND SUBSIDIARIES


CHAMBERSBURG
TRUST COMPANY

Board of Directors

Harold L. Brake
Chairman

Thomas G. Burkey
James W. Frey
George S. Glen, Esq.
George F. Henneberger
H. Duane Kinzer
Cheryl S. Plummer
Charles E. West
Ray L. Wolfe
Peter C. Zimmerman

Executive Officers

Harold L. Brake
Chairman of the Board

Peter C. Zimmerman
President & CEO

John R. Rotz
Executive Vice President

G. Edward Horn
Senior Vice President
& Chief Lending Officer

W. Lanny Haugh
Vice President

Vickie K. Howe
Vice President - Branch
Administration

Barbara E. Brobst
Vice President

Edwin P. Heckman
Vice President

Dennis L. Wilson
Treasurer

Mary Louise Klipp
Secretary

FIRST NATIONAL
BANK AND TRUST CO.

Board of Directors

Dennis C. Caverly
Chairman

Thomas E. Beck
Robert W. Brown
George P. Buckey
Paul E. Dunlap, Jr.
Preston E. Flohr
LeRoy S. Maxwell, Jr., Esq.
Robert E. Rahal
William F. Shull
William G. Weagly, Jr.
Ray L. Wolfe

Executive Officers

Dennis C. Caverly
Chairman of the Board & CEO

Robert E. Rahal
President

 C. Gary Barton
 Vice President, Cashier & Secretary

 Joey D. Kline
 Vice President & Investment Officer

 WASHINGTON COUNTY
 NATIONAL BANK

 Board of Directors

 Thomas H. Shank
 Chairman

 James E. Byron
 M.L. Patterson, Jr.
 David K. Poole, Jr.
 Warren A. Resley (1)
 Leo E. Riffle
 James G. Thompson
 Ray L. Wolfe

 Executive Officers

 Thomas H. Shank
 Chairman of the Board

 M.L. Patterson, Jr.
 President & CEO

 David E. Drury
 Vice President - Finance Division

 Edward L. Hose
 Vice President - Community Officer
 Division Manager

 Charles E. Lumm
 Vice President - Operations Division

 William K. Walker III
 Vice President - Loan Division

 David K. Cushwa, IV
 Advisor to Board of Director

 FINANCIAL TRUST
 SERVICES COMPANY

 Board of Directors

 Ray L. Wolfe
 Chairman

 Harold L. Brake
 Dennis C. Caverly
 George S. Glen
 William H. Kiick
 Richard G. King
 LeRoy S. Maxwell, Jr.
 M.L. Patterson, Jr.
 William F. Shull
 Paul L. Strickler
 Peter C. Zimmerman

 Executive Officers

 Ray L. Wolfe
 Chairman of the Board

 Dennis C. Caverly
 President

 Jane F. Burke
 Senior Vice President,
 Trust Officer & Secretary

 David C. Petrillo
 Vice President, Trust Officer
 & Treasurer

 Barbara E. Brobst
 Vice President & Trust Officer

 David C. Gority
 Vice President & Trust Officer

 Edwin P. Heckman
 Vice President & Trust Officer

 FINANCIAL TRUST LIFE
 INSURANCE CO.

 Board of Directors

 Ray L. Wolfe
 Chairman

 Lynn S. Baker
 George P. Buckey
 Dennis C. Caverly
 Allan W. Holman, Jr.
 William H. Kiick
 Edward J. O'Donnell, III
 M.L. Patterson, Jr.
 Peter C. Zimmerman

 Officers

 Ray L. Wolfe
 Chairman of the Board

 Peter C. Zimmerman
 President

 Lynn S. Baker
 Vice President

 Dennis C. Caverly
 Vice President

 William H. Kiick
 Vice President

 M.L. Patterson, Jr.
 Vice President

 Ronda S. Layton
 Secretary & Treasurer

FINANCIAL TRUST CORP
Carlisle, PA 17013

(717) 243-8003